UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Teradata Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING

AND PROXY STATEMENT

March 3, 2008

Dear Fellow Teradata Corporation Stockholder:

I am pleased to invite you to attend Teradata’s 2008 Annual Meeting of Stockholders on April 28, 2008. The meeting will begin promptly at 8:00 a.m. local time at Teradata’s Research and Development Office, 17095 Via Del Campo, Rancho Bernardo, California 92127.

This proxy statement, which also includes a notice of the 2008 annual meeting, tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates and general compensation and corporate governance matters.

To conserve natural resources and to reduce the costs of printing and distributing our proxy materials (which include this proxy statement, our 2007 annual report and form of proxy and voting instruction card), we are taking advantage of the new U.S. Securities and Exchange Commission (“SEC”) rule that allows us to deliver these materials to stockholders via the Internet. As a result, most of our stockholders will receive a mailing containing only a notice of the 2008 annual stockholders’ meeting instead of paper copies of our proxy materials. The notice will include instructions on how to access these documents over the Internet, as well as instructions on how stockholders receiving this form of notice can request paper copies of our proxy materials. Stockholders who do not receive the notice-only mailing will receive either paper copies of the proxy materials by mail or electronically-available materials as permitted under applicable SEC rules.

Michael Koehler, Teradata’s President and Chief Executive Officer, and I look forward to sharing more information with you about Teradata at the annual meeting. If you plan to attend, please send an email to investor.relations@teradata.com to receive a meeting reservation request form.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to authorize your proxy as soon as possible so that your stock may be represented at the meeting.

Sincerely,

James M. Ringler
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF TERADATA CORPORATION

Time:

8:00 a.m. local time

Date:

Monday, April 28, 2008

Place:

Teradata Corporation Research and Development Office

17095 Via Del Campo, Rancho Bernardo, California 92127

Purpose:

•

Elect two Class I directors for three-year terms expiring at the 2011 annual meeting of stockholders and ratify the appointment of one Class II director with a term expiring at the 2009 annual meeting of stockholders, each until his respective successor is duly elected and qualifies;

•	Consider and vote upon the ratification of the appointment of the Company’s independent registered public accounting firm for 2008; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Record holders of Teradata common stock at the close of business on February 29, 2008, may vote at the meeting.

•

Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please submit a proxy to ensure that your shares are represented at the meeting.

By order of the Board of Directors,

Laura Nyquist
General Counsel and Secretary

March 3, 2008

Teradata Corporation

2835 Miami Village Drive

Miamisburg, OH 45342

PROXY STATEMENT

GENERAL INFORMATION

We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of Teradata Corporation, a Delaware corporation (which we refer to as “Teradata,” the “Company,” “we,” or “us”), for the 2008 annual meeting of stockholders, including any adjournment or postponement thereof. The meeting will be held at 8:00 a.m. local time, on April 28, 2008, at the Company’s Research and Development Office, 17095 Via Del Campo, Rancho Bernardo, California 92127.

Stockholders Entitled to Vote at the Meeting

If you are a record stockholder at the close of business on the record date for the meeting, February 29, 2008, you are entitled to vote at the meeting. There were 179,589,472 shares of common stock outstanding on the record date. For each share of Teradata common stock you own, you are entitled to cast one vote on each candidate submitted for director election and to cast one vote on each other matter properly brought before the meeting.

Delivery of Proxy and Voting Materials

Starting on or about March 18, 2008, we will begin distributing to stockholders our proxy materials (including the 2008 annual report, proxy statement and form of proxy and voting instruction card (“proxy card”)). The delivery method and nature of the materials (electronic or paper copies) received by each stockholder will vary as described below.

Notice and Access

Pursuant to the new “notice and access” rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials via the Internet. A Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to most of our stockholders of record and beneficial owners (stockholders who own their stock through a nominee such as a bank or broker). The document will instruct stockholders on how to access the proxy materials on a secure website referred to in the Notice or how to request printed copies. In addition, stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions included with the Notice.

Electronic Delivery

A number of Teradata’s stockholders, including those who have previously consented to electronic delivery of proxy materials, will receive an email notifying them of their ability to obtain access to Teradata’s materials, including notice of the 2008 annual meeting, via the Internet. Stockholders can elect to view future proxy materials electronically instead of receiving paper copies in the mail as follows:

•

If you are a stockholder of record (i.e., you are a registered stockholder directly holding your Teradata common stock through an account with Teradata’s transfer agent, Mellon Investor Services), you can choose to access your disclosure materials electronically and save the Company the cost of producing and mailing these documents by following the instructions provided at http://www.investordelivery.com or by following the prompt if you choose to authorize your proxy over the Internet. You must have your control number listed on your Notice or proxy card to make this election.

•

If you are a beneficial owner (i.e., you hold your Teradata common stock beneficially through a nominee such as a bank or broker), please review the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Delivery Method	What does it mean?	How can I participate?	How can I opt out?
Notice and Access of Internet Availability

You will receive a Notice in the mail that will provide you with instructions on how to access

http://www.proxyvote.com to:

(1) view Teradata’s proxy materials for the 2008 annual meeting over the Internet; and
(2) securely vote your proxy electronically via the Internet.

Under the SEC’s new rule, you do not have to “opt in” to participate. Stockholders, other than those who have previously requested printed materials or who receive their notice electronically via email, will receive the Notice and Internet access to the proxy materials.

You will receive instructions with the Notice regarding how to obtain paper copies of the proxy materials and/or instruct us to mail future proxy materials in printed form. To do so, stockholders can either

(1) follow the instructions on

http://www.proxyvote.com,

(2) call 1-800-579-1639, or

(3) send an email to sendmaterial@proxyvote.com.*

Electronic Access

If you have chosen to receive your proxy materials electronically (including the notice of the meeting), you will receive an email with instructions containing a link to those materials and the proxy voting site hosted on

http://www.proxyvote.com.

Choosing to receive your future proxy materials by electronic access will save us the cost of printing and mailing any documents to you and will conserve natural resources. If you have not already made this election, you can provide your consent when you vote at:

http://www.proxyvote.com.*

Your election to receive proxy materials by electronic access will remain in effect until you terminate your consent at

http://www.proxyvote.com,* or your consent is deemed to be revoked under applicable law.

*	Stockholders must provide a control number (listed on their Notice and/or proxy card) to make this election.

Paper Copies

Stockholders who have previously requested paper copies of their proxy materials, or who are otherwise required to receive them, will receive the 2008 proxy materials in printed form unless they consent to receive these documents electronically in the future.

How to Obtain a Separate Set of Proxy Materials

As an additional cost-saving measure, we are also taking advantage of the householding rules adopted by the SEC that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you have multiple Teradata common stock record accounts and/or share an address with a family member who is an Teradata stockholder and want to receive more than one copy of the Notice and/or proxy materials, you may contact our mailing agent, Broadridge Financial Solutions, at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717 (phone: 1-800-542-1061). Broadridge will remove you from the householding program within thirty days of receipt of this request and will mail you a separate copy of the proxy materials.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. You may vote by proxy over the Internet or by telephone. In addition, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Voting by proxy over the Internet, by telephone or by written proxy card will ensure your representation at the annual meeting regardless of whether you attend in person.

We encourage you to authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your Notice and proxy card. Please have your Notice or proxy card in hand when going online or calling. If you authorize your proxy electronically over the Internet, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you beneficially own your shares through a nominee (such as a bank or broker), you must obtain a proxy executed in your favor from your nominee to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by the instructions on your proxy card, voting instructions or electronic proxy if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically, (3) we received your proxy prior to the annual meeting, and (4) you did not revoke your proxy prior to or at the meeting.

The Board’s Recommendations

If you send a properly executed proxy or authorize your proxy electronically without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of each of the two Class I director nominees identified herein and the ratification of the appointment of C.K. Prahalad as a Class II director (see pages 7-8); and

•	FOR ratification of the appointment of the Company’s independent registered public accounting firm for 2008 (see page 61).

Voting Shares Beneficially Held in the Teradata 401(k) Savings Plan

If you are a participant in the Teradata 401(k) Savings Plan, your proxy includes the number of Teradata common stock units (share interests) allocated to your plan account. You may instruct the trustee how to vote the number of share interests allocated to your plan account. The trustee will vote the share interests allocated to your plan account in accordance with your instructions. If you do not vote your share interests in the Teradata 401(k) Savings Plan, the trustee will vote the unallocated share interests, as well as any allocated share interests held by the plan, in the same proportion as the share interests for which it received timely voting instructions.

Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of the holders of a majority of the shares of common stock outstanding on the record date, the close of business on February 29, 2008, is necessary to have a quorum allowing us to conduct business at the meeting. The affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting is required to elect each director, to ratify the appointment of C.K. Prahalad to Class II of the board, and to ratify the appointment of our independent registered public accounting firm. Abstentions effectively count as votes “against” the adoption of a proposal and the election of a director, but broker “non-votes” will have no effect on the outcome of the vote for any item or the election of any director. Broker “non-votes” occur when a broker returns a properly executed proxy but does not vote on a particular item because the broker has not received voting instructions from the beneficial owner and, therefore, does not have the authority to vote on a proposal. We do not expect that brokers will lack authority to vote on either of the proposals that will be considered at the meeting.

Annual Meeting Admission

You may attend the meeting if you are a stockholder of record, represent a proxy for a stockholder of record, or are a beneficial owner of Teradata common stock with evidence of ownership. If you plan to attend the meeting in person, please send an email to us at investor.relations@teradata.com to request a meeting reservation request form. If you are a beneficial owner (e.g., you hold your Teradata stock through a bank or broker), please include evidence of your ownership of Teradata stock with the form (such as an account statement showing you own Teradata stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

We will include the results of the votes taken at the meeting in Teradata’s next quarterly report filed with the SEC. You may also find information on how to obtain a full transcript of the meeting in that quarterly report or by writing to Teradata’s Corporate Secretary at Teradata Corporation, 2835 Miami Village Drive, Miamisburg, Ohio 45342.

STOCK OWNERSHIP

Ownership by Officers and Directors

This table shows the Teradata common stock beneficially owned as of January 31, 2008, by each Named Executive Officer included in the Summary Compensation Table found on page 30 of this proxy statement (other than Mr. Young who was not an executive officer of the Company as of that date), each non-employee director, and the directors and executive officers as a group as of January 31, 2008. As of that date, none of the Company’s directors or executive officers beneficially owned more than 1.0% of the issued and outstanding shares of Teradata common stock. As a group, such directors and executive officers beneficially owned 0.76% of Teradata’s issued and outstanding shares of common stock. In addition to the shares shown in this table, directors and executive officers hold restricted stock units, which have not yet vested, as listed in footnote 6 to the following table.

Names	Total Shares Beneficially Owned(1)	Shares Covered by Options(2)
Non-Employee Directors
Class I Directors
William Stavropoulos(3)	102,565	65,724
David E. Kepler	1,436	0
Class II Directors
James Ringler, Chairman of the Board	100,651	68,334
C.K. Prahalad	123,179	77,770
Class III Directors
Edward P. Boykin	71,818	39,724
Victor Lund	45,816	27,724

Named Executive Officers
Michael F. Koehler, President, Chief Executive Officer and Class II Director(4)	213,116	86,650
Robert Fair, Executive Vice President, Global Field Operations	172,593	125,439
Daniel Harrington, Executive Vice President, Technology & Support Services(5)	93,220	34,536
Bruce Langos, Chief Operations Officer	84,217	58,168
Stephen Scheppmann, Executive Vice President and Chief Financial Officer	0	0
Current Directors and Executive Officers as a Group(6) (14 persons)	1,381,996	878,752

(1)	Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his or her household. Includes (a) shares covered by options that are exercisable within 60 days of January 31, 2008 (as listed in the “Shares Covered by Options” column); (b) shares granted to directors, the receipt of which have been deferred, as follows: Mr. Boykin, 21,630 shares; Mr. Kepler, 487 shares; Mr. Lund, 11,628 shares; Mr. Ringler, 19,879 shares; and Mr. Stavropoulos, 16,787 shares; and (c) restricted stock units, the receipt of which have been deferred, as follows: each of Messrs. Boykin, Lund, and Ringler, 2,464 units; and Mr. Kepler, 949 units.
(2)	Includes shares that the executive officer or director or his or her respective family members have the right to acquire through the exercise of stock options within 60 days after January 31, 2008. These shares are also included in the “Total Shares Beneficially Owned” column. For Named Executive Officers who are eligible for “retirement” under the Company’s benefit plans as of January 31, 2008, includes the following shares that would be acquired upon the acceleration of options upon such retirement: Mr. Koehler, 7,257 shares.
(3)	Includes 2,000 shares held by Mr. Stavropoulos’ spouse.
(4)	Includes 21,503 shares held jointly by Mr. Koehler and his spouse.
(5)	Includes 1,564 shares held by Mr. Harrington in a unitized stock fund under the Teradata 401(k) Savings Plan.

(6)	In addition to the shares listed in the table, directors and executive officers hold the following number of restricted stock units which have not yet vested: each of Messrs. Boykin, Lund and Ringler, 327 units, and Mr. Kepler, 2,845 units (the receipt of which each director has elected to defer); Messrs. Prahalad and Stavropoulos, 327 units; Messrs. Harrington and Fair, 1,102 units; Mr. Koehler, 3,471 units; Mr. Langos, 4,158 units; and Mr. Scheppmann, 10,722 units; and other executive officers who are not Named Executive Officers, 1,797 units.

Other Beneficial Owners of Teradata Stock

To the Company’s knowledge, the following stockholders beneficially own more than 5% of the Company’s outstanding stock.

Name and Address of Beneficial Owner	Total Number of Shares	Percent of Class
Delaware Management Business Trust (1)	14,447,648	7.98%
Cramer Rosenthal McGlynn, LLC (2)	9,449,239	5.2%
Stephen F. Mandel, Jr. (individually and for Lone Pine Assoc. LLC, et al.) (3)	9,254,453	5.1%

(1)	Information is based upon an amended Schedule 13G filed by Delaware Management Business Trust with the SEC on February 8, 2008. According to this filing, Delaware Management Business Trust has sole power to dispose or direct the disposition of 14,447,648 shares, has sole power to vote or to direct the vote over 14,402,688 shares, and has shared voting power over 259 shares.

(2)	Information is based upon a Schedule 13G filed by Cramer Rosenthal McGlynn, LLC with the SEC on February 14, 2008. According to this filing, Cramer Rosenthal McGlynn, LLC has sole power to dispose or direct the disposition of 8,921,989 shares, shared power to direct the disposition of 527,250 shares, sole power to vote or to direct the vote over 8,608,139 shares, and shared voting power over 26,100 shares.

(3)	According to a Schedule 13G statement filed with the SEC reflecting ownership as of February 22, 2008, Steven F. Mandel, Jr. has shared voting and investment power with respect to an aggregate of 9,254,453 shares held directly or indirectly by Lone Spruce, L.P., Lone Balsam, L.P., Lone Sequoia, L.P., Lone Cascade, L.P., Lone Sierra, L.P., Lone Pine Associates LLC, Lone Pine Members LLC, and Lone Pine Capital LLC.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors is currently divided into three classes. Directors are elected by stockholders for terms of three years and hold office until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. As of the 2008 annual meeting, the terms for the directors in Classes I, II and III of the Board of Directors expire in 2008, 2009, and 2010, respectively.

All of our non-employee directors, other than Mr. Kepler (who was appointed a director by the Board effective as of November 1, 2007), were directors of NCR Corporation (“NCR”). Effective as of September 6, 2007, in connection with the spin off of Teradata from NCR on September 30, 2007, Messrs. Ringler, Boykin, Lund, Prahalad, and Stavropoulos were elected to serve as Teradata directors, with Messrs. Boykin and Prahalad also remaining on NCR’s Board of Directors. NCR and Teradata agreed at the time of the spin off, for purposes of complying with applicable Internal Revenue Service rules and regulations, that Mr. Prahalad would not serve on Teradata’s Board for more than a two-year period following the spin off, and he was initially elected as a Class I director with a term to expire at the 2008 annual stockholders’ meeting. On February 4, 2008, the board determined that it was in the best interests of the Company to extend Mr. Prahalad’s tenure on the board another year given his leadership in strategic thinking, experience and knowledge of the Company. As a result, on February 4, 2008, Mr. Prahalad resigned as a Class I director and was immediately reappointed by the board as a Class II director.

Although Mr. Prahalad has been appointed to Class II by the board, and is therefore not subject to reelection at this meeting, the board determined that, because the Company previously disclosed in the Form 10 that Mr. Prahalad would be subject to re-election at this meeting, the stockholders should be provided the opportunity to ratify his appointment to Class II. Under applicable law and the Company’s Bylaws, however, Mr. Prahalad is entitled to serve for a term expiring at the 2009 annual meeting, regardless of the outcome of the vote to ratify his appointment to Class II.

Messrs. Stavropoulos and Kepler are Class I directors whose current terms are expiring at the 2008 annual meeting. Messrs. Stavropoulos and Kepler have been nominated for reelection through the 2011 annual meeting of stockholders and until their successors are elected and qualify.

Proxies solicited by the Board will be voted for the election of the nominees, unless you provide a contrary instruction on your proxy. The Board has no reason to believe that these nominees will be unable to serve. However, if one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR each of the Class I nominees for election as a director and the ratification of the appointment of the following Class II director nominee. Election of each nominee requires the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting. Proxies solicited by the Board of Directors will be voted FOR each nominee, unless you specify otherwise in your proxy.

Class I — Current Terms Expiring in 2008 and New Terms Expiring in 2011:

William S. Stavropoulos, 68, retired as director and Chairman of the Board of The Dow Chemical Co. (“Dow”), a chemical and plastics producer, on April 1, 2006. He had served in such capacity since November 2000. Mr. Stavropoulos was the President and Chief Executive Officer of Dow from 1995 to 2000 and was Chairman of the Board and Chief Executive Officer from 2002 to November 2004. In addition, he is a director of Tyco International, Inc., Chemical Financial Corporation, and Maersk Inc., and is a trustee of the Fidelity Group of Funds. He also serves as a special advisor to Clayton, Dubilier and Rice,

Inc., a private equity investment firm, and is a member of the advisory board of Metalmark Capital LLC, a private equity investment firm. Mr. Stavropoulos served on the board of directors of NCR from 1997 to September 2007. He joined Teradata’s board on September 6, 2007.

David E. Kepler, 55, is the Senior Vice President, Chief Sustainability Officer, Chief Information Officer (CIO) and Corporate Director, Shared Services, of Dow. Mr. Kepler joined Dow in 1975. He was appointed Vice President and CIO of Dow in 1998 and Corporate Vice President in 2000. Mr. Kepler assumed responsibility for Shared Services in 2004 and was appointed Senior Vice President in 2006, with added responsibilities for the company’s sustainability initiatives. He also serves on the board of directors of the U.S. Chamber of Commerce, the board of directors of EPCglobal, and the board of directors of Dorinco Reinsurance Company and Liana Limited, both Dow affiliated companies. He joined Teradata’s board on November 1, 2007.

Class II — Current Term Expiring in 2009:

C.K. Prahalad, 66, is the Paul and Ruth McCracken Distinguished University Professor at The Ross School of Business, University of Michigan. Mr. Prahalad is a nationally recognized specialist in corporate strategy and the role of top management in large, diversified, multi-national corporations and was recently named the world’s most influential living management thinker in the Thinkers 50 biennial poll. From 2000 to 2002, he was Chairman of the Board of PRAJA, Inc., a software company located in Rancho Bernardo, California. He is also a director of NCR, Hindustan Lever Limited, India, and World Resources Institute, Washington, D.C., a non-governmental organization. He joined Teradata’s board on September 6, 2007.

Other Directors

Class II — Current Terms Expiring in 2009:

James M. Ringler, 62, was named Chairman of the Board of Teradata in September 2007. Mr. Ringler previously served as Chairman of the Board of NCR from July 25, 2005 to September 2007. From March 2005 to August 2005, Mr. Ringler served as NCR’s President and Interim Chief Executive Officer. He served as Vice Chairman of Illinois Tool Works Inc., a multi-billion dollar diversified manufacturer of highly engineered components and industrial systems, from 1999 until 2004. Prior to joining Illinois Tool Works, from 1997 to 1999, Mr. Ringler was Chairman of Premark International, Inc. (“Premark”). He also served as Premark’s Chief Executive Officer from 1995 to 1999 when it merged with Illinois Tool Works. Mr. Ringler serves as a director of Autoliv Inc., Dow, FMC Technologies, Inc., and Corn Products International, Inc. He joined Teradata’s board on September 6, 2007.

Michael Koehler, 55, is President and Chief Executive Officer of Teradata. Previously, Mr. Koehler served as Senior Vice President, Teradata Division of NCR from 2003 to 2007. From September 2002 until March 2003, he was the Interim Teradata Division Leader, Teradata Division. From 1999 to 2002, Mr. Koehler was Vice President, Global Field Operations, Teradata Division, and from June 1997 to October 1999, he was Vice President, Americas, Retail Solutions Group of NCR. He joined Teradata’s board in August 2007.

Class III — Current Terms Expiring in 2010:

Edward P. Boykin, 69, served as the President and Chief Operating Officer of Computer Sciences Corporation (“CSC”), an information technology services company he joined in 1966, from July 2001 to June 2003. From 1998 to 2001, he held a number of senior management positions at CSC, including group president of its Financial Services Group from 1999 to 2001 and vice president of its Technology Management Group from 1998 to 1999. Mr. Boykin also serves as a director of NCR and as Chairman of the Board of Capital TEN Acquisition Corp., a special purpose acquisition company. He joined Teradata’s board on September 6, 2007.

Victor L. Lund, 60, has served as Chairman of the Board of DemandTec, Inc., an on-demand applications company, since December 2006. Prior to this position, Mr. Lund served as the non-executive Chairman of the Board of Mariner Health Care, Inc., a long-term health care services company, from 2002 to 2004. He served as Vice Chairman of Albertson’s, Inc., a food and drug retailer, from 1999 until 2002. Mr. Lund served as Chairman of the Board of American Stores Company from 1995 until its acquisition by Albertson’s in June 1999, and as Chief Executive Officer of American Stores Company from 1992 until 1999. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. He also serves on the boards of Delta Air Lines, Incorporated, Borders Group, Inc., Del Monte Foods Company, and Service Corporation International. He joined Teradata’s board on September 6, 2007.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the board stay informed of the Company’s business through discussions with the Chief Executive Officer and other members of management and staff, by reviewing materials provided to them, and by participating in regularly scheduled board and committee meetings.

Corporate Governance

Teradata’s Board of Directors is elected by the stockholders to govern the business and affairs of the Company. The board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the board acts as an advisor to senior management and monitors its performance. The board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines address, among other things, such matters as director independence, committee membership and structure, meetings and executive sessions, and director selection, retirement, and training. The Board of Directors Corporate Governance Guidelines are found on Teradata’s corporate governance website at http://www.teradata.com/t/page/172901/index.html. You may obtain a written copy of these guidelines, or any of the board’s committee charters, by writing to Teradata’s Corporate Secretary at the address listed on page 1 of this proxy statement. The board’s independent directors meet regularly in executive session and, as provided in the Corporate Governance Guidelines, the Board of Directors has selected the Chairman of the Board to preside at its executive sessions during 2008.

In connection with its Corporate Governance Guidelines, the Board of Directors has established independence standards. In general, the board must determine whether a director is considered independent, taking into account the independence guidelines of the New York Stock Exchange (“NYSE”) and the factors listed immediately following this paragraph, which are included as Exhibit B, Definition of Director Independence, to the board’s Corporate Governance Guidelines referenced above, in addition to those other factors it may deem relevant. No director may qualify as independent unless the board affirmatively determines (i) under the NYSE listing standards, that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with Teradata); and (ii) under the Company’s independence standards, that the director or director candidate:

•	has not been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•	has not been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates within at least the past five years;

•

has not been in the past five years a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•

has not, directly or indirectly, had a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company, and in no case may the director be an executive officer or employee of another company that in the previous three years made payments to or received payments from the Company in a fiscal year exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•

is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed as an executive officer by another corporation that has (or had during the past five years) an executive officer of the Company on its board of directors;

•

has not for the past five years received any compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service; and

•

is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives more than $100,000 per year in direct compensation from the Company, other than compensation for prior service that is not contingent on continued service, (iii) an individual affiliated with or an employee of the Company’s present or former independent auditors or its affiliates, (iv) an individual who is an executive officer of another company that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payments to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

Teradata’s Board of Directors has determined that all of the Company’s non-employee directors and nominees, namely James Ringler, Edward P. Boykin, Victor Lund, C.K. Prahalad, William Stavropoulos and David Kepler, meet the NYSE listing independence standards and the Company’s independence standards. There were no transactions, relationships or arrangements that required review by the board for purposes of determining director independence.

The board and its committees met eleven times last year following Teradata’s registration as a public company. In 2007, each of the directors attended 75% or more of the total number of meetings of the board and the committee(s) on which he serves. In addition, Teradata’s directors intend to maintain a practice of attending the Company’s annual meeting of stockholders each year. However, there is no formal policy regarding director attendance at the annual meeting of stockholders.

Committees of the Board

Teradata’s Board of Directors has four committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing (i) the quality and integrity of the Company’s financial statements; (ii) the assessment of financial risk and risk management programs; (iii) the independence, qualifications, and performance of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal auditors; and (v) the integrity of management and the quality and adequacy of disclosures to stockholders. The committee also:

•

is solely responsible for hiring and terminating the Company’s independent registered public accounting firm and pre-approving all audit, as well as any audit-related, tax and other non-audit services, to be performed by the independent registered public accounting firm;

•	reviews and discusses with Teradata’s independent registered public accounting firm their quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent registered public accounting firm and internal auditors;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic SEC filings and the form of its quarterly earnings releases;

•

reviews and discusses with the Company’s Chief Executive and Financial Officers the procedures they followed to complete their certifications in connection with Teradata’s periodic filings with the SEC; and

•	discusses management’s plans with respect to the Company’s major financial risk exposures.

The Audit Committee has three members, David Kepler, Victor Lund and C.K. Prahalad, each of whom is independent and financially literate as determined by the board under applicable SEC and NYSE standards. In addition, the board has determined that Mr. Lund is an “audit committee financial expert,” as defined under SEC regulations. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than board compensation described below under the caption “Compensation of Directors,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on the audit committees of two other public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair his or her effective service to the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter. A copy of this charter can be found on Teradata’s corporate governance website at http://www.teradata.com/t/page/172922/index.html.

Compensation and Human Resource Committee:    This committee reviews and approves the Company’s overall compensation principles, objectives and programs covering executive officers and key management employees as well as the competitiveness of Teradata’s total executive officer compensation practices. The committee also:

•	evaluates and reviews the performance levels of Teradata’s executive officers and determines base salaries and equity and incentive awards for such officers;

•	discusses its evaluation of, and determination of compensation to, the Chief Executive Officer at executive session of the Board of Directors;

•	reviews and approves Teradata’s executive compensation plans;

•

monitors Teradata’s compliance with the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers, NYSE rules relating to approval of equity compensation plans and all other applicable laws affecting employee compensation and benefits;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

•	oversees Teradata’s plans for management succession and development.

The Compensation and Human Resource Committee has three members, Edward P. Boykin, James Ringler and William Stavropoulos, each of whom the Board of Directors has determined meets the NYSE listing independence standards and the Company’s independence standards. The committee has delegated authority to the Company’s Chief Executive Officer to make equity awards to individuals other than executive officers in limited instances.

In November 2007, this committee engaged Semler Brossy Consulting Group as its outside compensation consultant to assist the committee in the development of the Company’s executive compensation and benefit programs and in the evaluation of the Company’s Chief Executive Officer. The rules of engagement for the use of the compensation consultant by the committee and management include the following: (a) only the committee and its Chair can hire or fire the consultant; (b) on an annual basis, the consultant will provide the committee with a letter of the projected scope of services for the year; (c) the consultant’s work will be coordinated with

Teradata’s Vice President, Human Resources and any project undertaken at management’s request will be with the knowledge and consent of the committee Chair; (d) the consultant will have direct contact with the committee; and (e) the committee will evaluate the performance of the consultant on an annual basis.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation and Human Resource Committee Charter, a copy of which can be found on Teradata’s corporate governance website at http://www.teradata.com/t/page/173042/index.html.

Committee on Directors and Governance:    This committee is responsible for reviewing the Board’s corporate governance practices and procedures and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the board concerning director compensation; and

•

reviews the composition of Teradata’s Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors.

This committee directly engaged Semler Brossy Consulting Group as its consultant to review the Company’s director compensation program in 2008.

The Committee on Directors and Governance is composed entirely of independent directors, C.K. Prahalad, James Ringler and William Stavropoulos. A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Committee on Directors and Governance Charter, a copy of which is available on Teradata’s corporate governance website at http://www.teradata.com/t/page/173051/index.html.

Selection of Nominees for Directors

The Board of Directors and the Committee on Directors and Governance are responsible for recommending candidates for membership to the board. The director selection process is described in detail in the board’s Corporate Governance Guidelines, which are posted on the Company’s corporate governance website at http://www.teradata.com/t/page/172901/index.html. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and the Chief Executive Officer and will consider individuals recommended for board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law.

When Teradata separated from NCR at the end of September 2007, our board only had six members. In an effort to immediately expand its size, the board solicited input from the directors regarding potential director candidates. The Committee on Directors and Governance subsequently nominated, and the board elected, Mr. Kepler to the board effective as of November 1, 2007. In November 2007, the Committee on Directors and Governance engaged the outside search firm of Spencer Stuart LLP to assist it in identifying and contacting qualified candidates. In addition, directors have suggested potential candidates for consideration by this committee. All candidates are evaluated by the committee using the qualification guidelines included as part of the board’s Corporate Governance Guidelines. As part of the selection process, the Committee on Directors and Governance and the Board of Directors examine candidates’ business skills and experience, personal integrity, judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders. The board and the Committee on Directors and Governance are committed to finding proven leaders who are qualified to serve as Teradata directors.

Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing the Company’s Corporate Secretary at Teradata Corporation, 2835 Miami Village Drive, Miamisburg, Ohio 45342. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who want to nominate directors for election at Teradata’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available on our corporate governance website at http://www.teradata.com/t/page/172936/index.html. See “Procedures for Stockholder Proposals and Nominations” on page 62 of this proxy statement for further details regarding how to nominate directors.

The directors nominated by the Board of Directors for election at the 2008 annual meeting were recommended by the Committee on Directors and Governance. All of these candidates for election are currently serving as directors of the Company and have been determined by the Board to be independent.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the Bylaws or approving a merger that requires stockholder approval. This committee meets between regular board meetings if urgent action is required.

Board Committee Membership

Name	Executive Committee	Compensation and Human Resource Committee	Audit Committee	Committee on Directors and Governance
James Ringler*	X*	X*		X
Michael Koehler	X
Edward P. Boykin		X
Victor Lund	X		X*
C.K. Prahalad			X	X
William Stavropoulos	X	X		X*
David E. Kepler			X
Number of meetings in 2007	0	2	3	3

*	Chair

Communications with Directors

Stockholders wishing to communicate directly with Teradata’s Board of Directors, any individual director, the Chairman of the Board, or Teradata’s non-management or independent directors as a group are welcome to do so by writing Teradata’s Corporate Secretary at 2835 Miami Village Drive, Miamisburg, Ohio 45342. The Corporate Secretary will forward any communications as directed. Any matters reported by stockholders relating to Teradata’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact Teradata’s board, please see the Company’s corporate governance website at http://www.teradata.com/t/page/172943/index.html.

Code of Ethics

The Company has a Code of Conduct that sets the standard for ethics and compliance for all of its employees, including its officers, directors, and controller. Teradata’s Code of Conduct is available on Teradata’s corporate governance web site at http://www.teradata.com/t/page/172929/index.html. To obtain a copy of the Code of Conduct, please send a written request to the Corporate Secretary at the address provided above.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2007, all executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934. However, Messrs. Boykin, Lund, Ringler and Stavropoulos were required to file amended Form 4 reports under Section 16(a) to update the filings made immediately following the spin off from NCR with correct number of shares of Teradata common stock acquired in connection with the spin off transaction.

EQUITY COMPENSATION PLAN INFORMATION

The table below shows information regarding awards outstanding and shares available for issuance under the Teradata Corporation 2007 Stock Incentive Plan that was adopted by NCR’s board of directors, on our behalf prior to the spin off and approved by Teradata’s sole stockholder, a subsidiary of NCR, on August 14, 2007. The plan was adopted by the Teradata Board of Directors on September 6, 2007, and was effective as of October 1, 2007.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)		Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders (1)	7,499,596	(1)	17.72	15,055,397
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	7,499,596		17.72	15,055,397

(1)	Includes a total of 534,086 performance-based restricted stock units that were outstanding under the Teradata Corporation 2007 Stock Incentive Plan as of December 31, 2007.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and this proxy statement, each of which will be filed with the SEC.

Dated:    February 28, 2008

The Compensation and Human Resource Committee:

James M. Ringler, Chair

Edward P. Boykin, Member

William Stavropoulos, Member

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about the compensation principles regarding the compensation program for our executive officers, including Messrs. Koehler, Scheppmann, Young, Langos, Harrington, and Fair. We refer to these individuals as our “Named Executive Officers.” This discussion and analysis describes the evolution of the compensation principles covering Teradata’s employees as a division of NCR, the changes implemented in anticipation of the separation of Teradata from NCR, and the on-going development of these principles to support our business strategies as an independent company.

Background

On January 5, 2007, the Board of Directors of NCR (the “NCR Board”) preliminarily approved a plan to separate NCR into two public companies. The effective date of this transaction was September 30, 2007, at which time NCR’s Teradata data warehousing business became a separate, independent, public company and was spun off from NCR. We refer to this transaction as the “spin off.”

At the beginning of 2007, two of our Named Executive Officers (Messrs. Koehler and Langos) were executive officers of NCR. Our other Named Executive Officers (with the exception of Mr. Scheppmann) were employees of NCR. At that time, NCR conducted several lines of business, including the Teradata data warehousing business which was operated through its Teradata Division, and all of our Named Executive Officers (other than Messrs. Langos and Scheppmann) were aligned with the Teradata Division. As NCR’s Senior Vice President, Global Operations, Mr. Langos had responsibility for all of NCR’s operations, including the Teradata Division. In July 2007, in preparation for the spin off, the NCR Board approved Mr. Koehler’s appointment of Mr. Young as the Interim Chief Financial Officer of Teradata while Teradata conducted its search for a Chief Financial Officer of the Company. In August 2007, the search was completed and, based on Mr. Koehler’s recommendation, the NCR Board appointed Mr. Scheppmann as Teradata’s Chief Financial Officer effective as of September 4, 2007. Immediately prior to the spin off, all of the Named Executive Officers terminated their employment with NCR and commenced employment with Teradata.

At the beginning of 2007, the NCR Compensation and Human Resource Committee (the “NCR Committee”) established the compensation levels for Messrs. Koehler and Langos as executive officers of NCR. Teradata’s other Named Executive Officers were not NCR executive officers and, therefore, their compensation levels (other than Mr. Scheppmman’s) were determined by NCR senior management, including William Nuti, NCR’s Chief Executive Officer (“CEO”) in consultation with Mr. Koehler, as the Senior Vice President of the Teradata Division. These decisions were based on NCR’s compensation principles at that time, and were made as part of NCR’s annual management performance evaluation process.

During the second and third quarters of 2007, NCR’s plans regarding the spin off of Teradata began to crystallize and the NCR Board began approving certain actions to implement those plans. After identifying Teradata’s executive officers, the NCR Committee took the following actions:

•

Approved increases and adjustments to the base salaries and annual incentive target levels for our Named Executive Officers (other than Messrs. Young and Scheppmann), effective as of October 1, 2007. These increases were intended to reflect the additional responsibilities that the executives would have in connection with their new roles as the most senior leaders of an independent, public company in the software industry. The adjustments were also intended to provide salary and annual incentive compensation levels that are generally competitive with market median and consistent with internal pay relationships among executives.

•

Approved an equity grant to each of the Named Executive Officers, with an October 1, 2007 effective date. This equity grant was intended to immediately align the Named Executive Officers with the Teradata stockholders from the first day of being a publicly-traded company.

•	Approved the compensation terms for Mr. Scheppmann as Teradata’s new Chief Financial Officer, which were memorialized in an offer letter executed in August 2007.

On September 6, 2007, the Compensation and Human Resource Committee of Teradata’s Board of Directors (the “Teradata Committee”) met to review and ratify the actions taken on behalf of Teradata by the NCR Committee. At that time, the Teradata Committee also reviewed and approved the disclosures made in the Registration Statement on Form 10, as amended, filed by Teradata with the SEC (the “Form 10”), including the description of the NCR Committee’s compensation principles with respect to our Named Executive Officers in the CD&A section of the Form 10.

The Teradata Committee met again on November 26, 2007 to review and discuss, among other things, the historical framework and underlying principles of NCR’s executive compensation program leading up to the spin off, including the performance measures, compensation levels and the use of equity awards approved by the NCR Committee on Teradata’s behalf. At this meeting, the Teradata Committee began the process of developing an executive compensation program and principles for Teradata that will be uniquely tailored to meet the needs of the Company as an independent, public company in the software industry. During 2008, the Teradata Committee will continue to develop these principles, which are evolving for the Company, and they will be described in next year’s proxy statement.

Overview of Compensation Decisions and Principles

The following discussion and analysis regarding compensation for Teradata’s executive officers reflects the compensation decisions and principles of NCR and the NCR Committee. As described in the Form 10, these principles generally included the following: (a) compensate executive officers primarily with current cash and long-term equity incentives, (b) pay at competitive market levels, (c) motivate and reward executives for superior performance, particularly through the use of performance-based compensation, and (d) retain high-performing executives. In addition, the discussion and analysis also reflects the emerging compensation principles for our Company as an independent competitor in the software industry.

Competitive Compensation Practices

Teradata’s executive compensation program is designed to attract, develop and retain business leaders who are responsible for attaining the Company’s financial, operational and strategic objectives and driving long-term shareholder value. To accomplish this goal, we established compensation levels based in part on information about the compensation being paid to executives (a) who are working at companies engaged in comparable businesses, and (b) who have roles and responsibilities that are similar to the roles and responsibilities of our executives. In general, both base salary and target annual incentive levels are structured to reflect the median of the relevant market data, while the long-term equity incentives are below median.

For 2007, the NCR Committee directly retained the firm of Frederic W. Cook (“FW Cook”) to advise it on compensation matters. FW Cook was involved in assessing and reviewing all compensation decisions made on behalf of the NCR Committee, including the decisions made with respect to the spin off. To complement and further support these activities, Semler Brossy Consulting Group, LLC (“SBCG”) was engaged to help NCR’s management assess the impact of the spin off on the design of Teradata’s compensation programs and to make recommendations appropriate for Teradata as a stand-alone, public company.

To review the recommendations made by NCR management with the assistance of SBCG, the NCR Committee worked with FW Cook to develop a new peer group of public companies appropriate for Teradata.

These companies, which included the following, were selected due to the similar nature of each company’s business, operational complexity and size as measured primarily by revenue and market capitalization (the “Pre-Spin Peer Group”).

BMC Software, Inc.	Informatica Corporation
CA, Inc.	Microstrategy Incorporated
Cognos Incorporated	Network Appliance Inc.
Compuware Corporation	SPSS Inc.
DST Systems, Inc.	SRA International, Inc.
Fidelity National Information Services, Inc.	Sybase, Inc.
Fiserv, Inc.	TIBCO Software Inc.
Hyperion Solutions Corporation

FW Cook analyzed the following components of executive compensation of the companies in the Pre-Spin Peer Group at the median, 25th and 75th percentiles: (a) base salary, (b) actual annual incentive compensation, (c) total target cash compensation (which is base salary plus annual incentive target opportunity and commonly referred to as “TTC”), (d) long-term equity incentive compensation, and (e) total direct compensation (which is total target cash compensation plus long-term equity incentive compensation). In addition, FW Cook assisted the NCR Committee with the design of its variable incentive plans, including the establishment of performance goals, assistance in the design of indirect compensation programs (e.g., change in control policy, general severance, perquisites, etc.), the development of its Section 162(m) compliance strategy, and other technical matters.

Following the spin off, the Teradata Committee directly engaged SBCG as its compensation consultant to assist the committee in developing and assessing its executive compensation strategy. In connection with this work, SBCG has helped the Teradata Committee develop a revised peer group for use in setting 2008 executive compensation levels. This peer group consists of business-to-business companies in the technology industry with revenues and business operations that more closely approximate that of Teradata. The revised peer group and other relevant competitive market information provided by SBCG will be discussed in the Company’s 2009 proxy statement.

SBCG was retained by, and reports directly to, the Teradata Committee, and is subject to the following rules of engagement:

•

SBCG consulting services will be directed by the Teradata Committee and coordinated by the Vice President of Human Resources. SBCG can solicit company information directly from the Vice President of Human Resources and her designates.

•

The Teradata Committee Chair and SBCG are expected to have direct contact. Any communications or requests to SBCG from the Teradata directors are expected to come through the Teradata Committee Chair. Likewise, any communications or requests to the consultant from management are expected to come through the Vice President of Human Resources.

•	Any project undertaken at management’s request will be with the knowledge and consent of the Teradata Committee Chair.

•	The Teradata Committee will evaluate the performance of SBCG on an annual basis.

Pay for Performance (Variable Compensation)

Our long-term success is based on achieving key financial and operational goals, resulting in an executive compensation program focused on pay for performance. A significant portion of our executive officers’ compensation is variable and contingent upon achieving specific results – namely, revenue and profitability. In general, the pay for performance elements include our annual incentives (cash-based compensation) and long-term incentives (equity-based compensation).

As illustrated below, in 2007, approximately two thirds of the total direct compensation for our Named Executive Officers was weighted towards variable components. In general, the percentage of performance-based compensation increases as the levels of executive responsibility increase. For example, the total direct compensation mix for the CEO was roughly 85% variable to reflect his greater job scope and responsibility and ability to impact long-term levels of performance. The following graphs reflect base salaries and target annual incentive payouts effective as of the spin off and target long-term incentive grants made at the time of the spin off. In determining these percentages, we excluded the target value of one-time sign-on and hiring awards, including the value of a portion of the CEO’s award that was granted to ensure an immediate and significant equity position as of the spin off.

The above illustration does not reflect a pre-determined formula for the allocation of fixed (e.g., base salary) and performance-based compensation components, and may change in future years as the Teradata Committee develops the Company’s long-term equity incentive strategy.

Elements of Executive Compensation

Following is a brief summary of each element of the compensation program as it applies to each of our Named Executive Officers, except for certain elements of compensation for Messrs. Scheppmann and Young, which are discussed separately below under the “Compensation of Chief Financial Officer” section of this CD&A.

Base Salary

We provide competitive base salaries to attract and retain key executive talent and to align our compensation with market practices. The base salaries for executive officers are established annually at competitive levels for each specific role with consideration of that role’s scope, responsibility and complexity, as well as the knowledge, skills and potential of each officer.

In early 2007, as part of NCR’s annual executive and management performance evaluation processes, NCR’s CEO and the NCR Committee reviewed the base salaries of our Named Executive Officers, other than Messrs. Scheppmann and Young. For Messrs. Koehler and Langos, this review included an assessment of their pre-spin roles at NCR as well as a validation against market data provided by FW Cook. In 2007, NCR’s base salary decisions were made based on peer group data, market surveys and internal pay relationships. Because they were in non-executive, senior management positions, the base salary levels for Messrs. Harrington and Fair were also presented to NCR’s CEO and the NCR Committee for approval.

In preparation for the spin off, the NCR Committee reviewed the base salaries of Messrs. Koehler, Langos, Harrington and Fair to determine if any adjustments would be advisable in light of the fact that they would become executive officers of a separate, public company as of the spin off. To do this, the NCR Committee used the Pre-Spin Peer Group described above and consulted with Mr. Koehler in light of his appointment as Teradata’s new Chief Executive Officer. In general, the NCR Committee took into consideration the expanded roles and additional responsibilities that Messrs. Koehler, Langos, Harrington and Fair would have with Teradata as an independent, public company, and made appropriate adjustments based on their new roles, knowledge, skills and potential. In particular, the Committee considered the increased responsibilities of Mr. Harrington as the Company’s Executive Vice President of Technology & Support Services and Mr. Fair as Executive Vice President of Global Field Operations compared to their pre-spin roles with NCR’s Teradata Division. The adjusted base salary levels for these executives were targeted and established at the market median of the salaries for executives with similar roles in the Pre-Spin Peer Group. The NCR Committee determined that the post-spin annual base salaries of Messrs. Koehler, Langos, Harrington and Fair would be as follows:

Named Executive Officer	NCR Base Salary Pre-Spin off	Teradata Base Salary Post- Spin off
Michael Koehler	$500,000	$700,000
Bruce Langos	$350,000	$360,000
Daniel Harrington	$275,834	$360,000
Robert Fair	$275,843	$360,000

Annual Incentives

Our Named Executive Officers have an opportunity to earn an annual, cash-based incentive opportunity that is aligned with targeted revenue and profitability results. The actual measures, as well as the specific performance targets, will be established by the Teradata Committee for each fiscal year, based on management’s recommendations and a review of competitive market data. As confirmed by the Teradata Committee’s compensation consultant, SBCG, revenue and profitability reflect the critical performance measures of our Company and the software industry. In order for any payout to occur, minimum trigger thresholds have to be achieved for both our revenue and profitability goals.

All of our Named Executive Officers participate in an annual incentive program that is based on revenue and profitability goals (the “Annual Incentive Program”). In addition, as described below, our Named Executive Officers were eligible in 2007 for a number of other annual incentive programs depending on their role with NCR. These legacy programs included the 2007 stretch and diversity incentive programs for NCR’s executive officers (including Messrs. Koehler and Langos), the revenue growth bonus program for certain key employees of the Teradata Division (including Messrs. Harrington and Fair), and the NCR solutions compensation incentive program for certain sales and services employees (including Mr. Harrington). Each of these incentive programs, along with the adjustments made to the programs in connection with the spin off, is described in detail in the Grants of Plan-Based Awards section of this proxy statement. The following is a brief summary of the principles underlying the key components of each incentive program.

The Annual Incentive Program

For 2007, the Annual Incentive Program included the following design elements:

•	Target award opportunity as a percent of base salary;

•	Performance measures based on revenue and/or profitability objectives;

•	Performance metrics to determine payout levels based on achievement of trigger, target and maximum targets for each performance measure; and

•

Opportunity to earn between 0% and 200% of the target award opportunity (for example, if an officer’s target award opportunity is 75% of his base salary, the officer has the ability to earn up to 150% of his base salary if the maximum performance target is met).

In early 2007, the NCR Committee approved the design of NCR’s Annual Incentive Program for its executive officers, including Messrs. Koehler and Langos. The performance measures and target award opportunities were based on the executive’s level of responsibility and impact on the success of the business. The annual incentive performance levels for Messrs. Harrington and Fair were established by NCR’s CEO in consultation with Mr. Koehler and approved by the NCR Committee.

Following is a summary of the annual incentive performance measures for NCR’s executive officers. These measures were chosen because they are simple to calculate and easily understood by both employees and stockholders. For a description of the target achievement levels for this program, please refer to the Grants of Plan-Based Awards section of this proxy statement.

•

NCR’s non-pension operating income after capital charge (“NCR NPOICC”), with a target based on projected one-year business growth. Non-pension operating income (“NPOI”) reflected NCR’s highest business imperative in 2007: driving profit growth by increasing revenue and controlling costs. The measurement was adjusted to take into consideration capital charges that represent NCR’s cost of capital as used in it operations and corporate activities. The capital charge factor was designed to ensure that NCR’s executive officers considered the long-term aspect of their decisions as well as short-term financial consequences.

•

Teradata revenue, which was set at a level to exceed prior year levels with an increase based on planned growth objectives. This measure was designed to drive the Teradata Division’s most important financial objective – revenue growth.

•

Teradata NPOI, which correlated to NCR’s NPOI company-level objective of driving profitable growth by increasing revenue and controlling costs. Capital charges were not excluded from this measure because NCR’s capital was generally not managed at the division level.

In preparation for the spin off, the NCR Committee reviewed the annual incentive opportunities of Messrs. Koehler, Langos, Harrington, and Fair to determine if any adjustments to the design elements described above would be advisable in light of the fact that they would become executive officers of an independent, public company as of the spin off. Based on this review, and in consultation with Mr. Koehler, the annual incentive target award opportunities were established at the market median of the Pre-Spin Peer Group:

Named Executive Officer	NCR Annual Incentive Opportunity Pre-Spin off	Teradata Annual Incentive Opportunity Post-Spin off
Michael Koehler	75%	100%
Bruce Langos	60%	75%
Daniel Harrington	54%	75%
Robert Fair	40%	75%

The 2007 performance measures on a post-spin basis were not modified significantly, other than for Mr. Langos whose performance measures had been aligned entirely with NCR at the company level and were based on Teradata-only performance after the spin off. However, the performance metrics to determine payout levels based on achievement of trigger, target and maximum targets for each performance measure were adjusted to take into consideration the elimination of NCR’s fourth quarter revenue and profitability from Teradata’s 2007 financial performance.

The NCR Committee determined that it would also be appropriate to exclude the impact of certain expenses related to the spin off on the revenue and profitability goals for the year. In general, the NCR Committee did not want the spin off to unduly influence the executives’ performance, as they should neither benefit nor be penalized as a result of unanticipated and uncontrollable expenses related to the transaction. The NCR Committee, however, decided to leave the type and scope of the adjustments to the discretion of the Teradata Committee, based on its assessment of actual year-end results. In this regard, after reviewing the year-end results, the Teradata Committee authorized minor adjustments to the revenue and profitability financial results used to determine performance against established goals to exclude (a) extraordinary spin-related expenses and public company costs, (b) one-time changes to Teradata’s revenue and profit targets in light of the carve-out of the Teradata data warehousing business from NCR’s financial statements, and (c) the impact of foreign currency exchange rates on revenue from pre-established 2007 plan rate levels. Overall payouts related to this plan for Named Executive Officers were adjusted slightly downward as a result of these adjustments.

Legacy NCR Annual Incentive Programs

Stretch and Diversity Incentive Programs. In addition to the Annual Incentive Program described above, as executive officers of NCR, each of Messrs Koehler and Langos had the opportunity for “stretch” and “diversity” incentives, as set forth below:

•

To drive and reward exceptional financial success, in 2007, Mr. Koehler had the opportunity to receive a stretch incentive equal to 25% of his base salary if NCR achieved a significant increase over target in Teradata revenue. Mr. Langos had the opportunity to receive a stretch incentive equal to 15% of his base salary if NCR achieved a significant increase over target in NCR NPOI. The stretch incentive was established at a level that, when combined with the Annual Incentive Program, provided the executives an opportunity to receive a total annual incentive award at the 75th percentile of the market data. The stretch objectives were selected based on the areas where NCR most needed to excel. In the case of Mr. Koehler, the objective was based on Teradata revenue to reflect the business goal of NCR to aggressively grow revenue in this area. In the case of Mr. Langos, the objective was based on NCR NPOI to motivate him to increase NCR’s profitability. The NPOI stretch goal was adjusted in connection with the spin off in the same manner as the performance goals for the Annual Incentive Program. The Teradata revenue stretch goal was not adjusted. Because the stretch objective based on Teradata revenue for Mr. Koehler was not met in 2007, he did not receive any of his stretch incentive opportunity; however, Mr. Langos did receive a payout under this program given the achievement of his stretch NPOI performance objective.

•

To drive NCR’s objective of creating a more diverse workforce, in 2007, Messrs. Koehler and Langos also had the opportunity to receive a diversity incentive equal to 10% of base salary based on the achievement of three separate measures surrounding the interviewing and hiring of women or ethnic minorities at the management level in the United States. The intent of this incentive program was to motivate executives to increase NCR’s diversity. The NCR Committee believed that the incentive opportunity was established at an appropriate level, as anything lower would not be a significant motivator of key behaviors, but anything higher would begin to overshadow other key behaviors driven by other incentive programs. The diversity objectives, which were not adjusted in connection with the spin off, were met in 2007 and both Mr. Koehler and Mr. Langos received payouts under this program.

Revenue Growth Bonus Incentive Program. In addition to NCR’s Annual Incentive Program, Messrs. Harrington and Fair were eligible to participate in the special revenue growth bonus program for the Teradata Division, which provided for a payment of $100,000 for each 8% increase in the Teradata Division’s revenue growth, beginning in 2007 and ending at the end of 2009. NCR wanted to give the Teradata Committee the opportunity to review and consider the overall executive compensation program for Teradata with as little carry-over from special programs as possible. Therefore, NCR’s CEO, in consultation with Mr. Koehler, determined that this program would not be continued after the spin off due to its limited scope. In exchange, Teradata made one-time payments of $110,494 to each of Messrs. Harrington and Fair based on the prorated performance of the Teradata Division under this program prior to the spin off.

Solutions Compensation Incentive Program. Given his role in 2007 as Customer Services Vice President for Teradata, Mr. Harrington participated in the NCR solutions compensation incentive program, which provides for incentive payments based on attainment of specified financial objectives. For 2007, Mr. Harrington’s financial objectives were as follows: 50% based on Teradata services profit, 25% based on Teradata profit and 25% based on Teradata revenue. Performance is measured by comparing actual year-to-date results against full year objectives and paid upon the first and continued point of attainment against the objectives. As of the effective date of the spin off, Mr. Harrington no longer qualified for this incentive program. Instead, he was added to the Teradata management incentive program along with the other Teradata executive officers.

Long-Term Incentives

Our Named Executive Officers have an opportunity to participate in our long-term, performance-based equity program, consisting of stock options and performance-based restricted stock units. This program is designed to reward performance over a long-term period for the achievement of our revenue and profitability goals, thus aligning the potential award to Teradata’s success and our stockholders’ interests. Each of the equity awards granted in 2007, along with the adjustments made to all outstanding awards in connection with the spin off, is described in detail in the Grants of Plan-Based Awards section of this proxy statement. Following is a brief summary of the principles underlying the key components of our long-term equity incentive program.

Awards Granted by NCR

In early 2007, the NCR Committee established the value of the long-term equity incentives for NCR’s executive officers, including Messrs. Koehler and Langos, based on management’s recommendations and a review of the practices of the companies in the NCR peer group, past equity awards and individual performance. In addition, on March 1, 2007, NCR established the value of the long-term equity incentives for other key management, including Messrs. Harrington, Fair and Young. The long-term equity incentive values for non-executive officers were established based on their specific roles, individual performance, competitive market data and cost considerations. Based on these factors, Mr. Koehler recommended the 2007 equity award values for Messrs. Harrington, Fair and Young to NCR’s CEO. The NCR Committee then reviewed and approved the equity values, as presented by NCR’s CEO.

The value of the awards was equally divided between stock options and performance-based restricted stock units as follows:

Stock Options.

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The number of shares for each grant was determined by dividing the applicable dollar value of the option grant by the average of the closing price of NCR stock for the 20 trading days preceding the grant effective date and then dividing the result by the 2007 Black-Scholes valuation factor for NCR, as determined by NCR’s Controller’s Group.

•

Because the value of stock options increases when the stock price increases, stock options align the interests of executive officers with those of stockholders. In addition, stock options are intended to help retain key executives due to vesting over four years.

Performance-Based Restricted Stock Units.

•

The number of units for each award was determined by dividing the applicable dollar value of the restricted stock unit grant by the average of the closing price of NCR stock for the 20 trading days preceding the grant effective date. The result was rounded to the nearest whole unit.

•

Performance-based restricted stock units are earned based on the extent to which NCR achieved specified levels of Cumulative Net Operating Profit (“CNOP”) during the period from January 1, 2007 through December 31, 2009. As described in the Grants of Plan-Based Awards section of this proxy statement, CNOP is a profitability measure based on NPOI that takes into consideration the long-term impact of the use of capital by the company.

•	Payout will vary according to the level of overall performance achieved during the performance period, as follows:

NCR CNOP Profit Level	Stock Units Earned (as a % of Stock Units Awarded)*
Threshold	25%
Target	100%
Maximum	150%

*No payout is earned if performance is below threshold. The payout schedule is a sliding scale, based on straight-line interpolation, that is designed to motivate and reward superior performance, as the payout percentage directly corresponds to the percentage of target performance that is achieved. The plan design also includes a trigger feature so that no awards will be paid if a minimum level of return on capital is not achieved.

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The delivery of performance-based restricted stock units is consistent with the overall objective of rewarding executives for superior, sustained performance, since the number of shares earned depends on the extent to which the company achieves these specified goals during a three-year period. Moreover, the three-year performance period provides retention incentives for executive officers and also helps to maintain their focus on increasing the value of the company over time.

Spin off Adjustments

In preparation for the spin off, the NCR Committee spent considerable time between March and July 2007 determining the treatment of NCR’s outstanding equity awards for its employees, including those who would be transferred to Teradata. These decisions were made based on legal advice provided by the committee’s outside counsel as well as FW Cook and NCR management, with the support of SBCG. In general, the principles underlying these decisions were to (a) recognize NCR’s above-plan performance for the first three quarters of 2007 prior to the spin off for all NCR employees, whether or not they were joining Teradata, (b) adjust outstanding awards in a manner that reflects the value of each award as it relates to common shares of NCR and Teradata after the spin off, (c) align the ongoing interests of each company’s employees with their employer (e.g., for Teradata employees, through the replacement of outstanding NCR awards with awards based on Teradata common stock), (d) maintain existing performance measures, but adjust the metrics used to determine payouts to reflect the changed financial circumstances as a result of the separation of NCR and Teradata, and (e) preserve the intrinsic value of the outstanding equity awards.

As described in more detail in the Grants of Plan-Based Awards section of this proxy statement, the treatment approved by the NCR Committee for Teradata employees included the following:

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Outstanding, unvested and unexercised NCR stock options, unvested time-based restricted shares and unvested time-based restricted stock units were converted to Teradata awards on a one-for-one basis, based on the distribution ratio for the spin off. Moreover, the exercise price of each stock option was also adjusted to maintain the intrinsic value of the stock option immediately prior to the spin off.

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The 2007-2009 performance-based restricted stock unit grants will be paid in Teradata shares (as adjusted for the conversion ratio of the price of Teradata to NCR stock at the time of the spin off), but will have a shortened performance cycle that will extend from October 1, 2007 through the end of the original performance period, December 31, 2009. This performance cycle is based on Teradata’s CNOP and has revised performance metrics, as adjusted to reflect the shorter performance period and NCR’s over-plan performance through the third quarter of 2007.

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The performance-based restricted share awards for the 2006-2008 performance period (granted by the NCR Committee in 2006) were treated as follows: (a) two-thirds of the award was vested in Teradata shares based on achieving the pro-rated target level as of the spin off, (b) one-third of the award was converted to Teradata performance-based restricted stock units with a Teradata CNOP performance measure for the period from October 1, 2007 through December 31, 2008, and (c) additional time-based Teradata restricted stock units were awarded to compensate for NCR’s above-target performance as of September 30, 2007, and will vest on December 31, 2008, assuming the recipient is still employed on that date.

Pull Forward Awards

In preparation for the spin off, the NCR Committee approved “pull forward” equity awards for each of Messrs. Koehler, Langos, Harrington and Fair. These grants, which were primarily made in lieu of the Company’s annual equity award cycle for 2008, consisted of 50 percent stock options and 50 percent performance-based restricted stock units. The value of the awards was determined as follows.

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The awards for Messrs. Langos, Harrington and Fair were based on a targeted equity value that was generally in line with the 25th percentile to median level range of the Pre-Spin Peer Group for their respective roles. In establishing the value of these awards for Messrs. Harrington and Fair, the award values were increased within this range as an added incentive for retention and recognition of their expanded roles and additional responsibilities with Teradata as an independent, public company. Based on advice from SBCG, NCR’s CEO and Mr. Koehler provided the NCR Committee with recommendations for the target long-term equity award opportunities for these executive officers, and FW Cook provided relevant competitive market information. The value of the pull-forward grants to Messrs. Langos, Harrington and Fair are $450,000, $500,000 and $500,000, respectively.

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The value of the pull forward award for Mr. Koehler was $4,500,000. A meaningful portion of this award, approximately $1,500,000, was made as a one-time, sign-on grant to give him an immediate and significant personal stake in the Company as of the spin off. Based on advice from SBCG, NCR’s CEO provided the NCR Committee with recommendations for the target long-term equity award opportunity for Mr. Koehler and FW Cook provided relevant competitive market information.

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Notwithstanding the increases described above, the pull forward awards for these officers’ awards were not intended to be at market median levels at the time of grant based on cost considerations, namely the desire to keep the accounting expense impact of the awards relatively consistent with the prior year, as well as a desire to provide flexibility for the Teradata Committee to develop the Company’s long-term equity incentive strategy.

These values were established pre-spin and then were converted to Teradata stock options and performance-based restricted stock units using the methodology described above. Payment of the “pull forward” performance-based restricted stock units will be based on the extent to which the Company achieves certain revenue and operating income performance metrics during a designated performance cycle. The Teradata Committee plans to finalize the performance cycle, the performance metrics and the payout schedule for these awards in the first quarter of 2008.

Other Benefits

Perquisites

Perquisites and other personal benefits did not comprise a significant portion of NCR’s executive compensation program. While employed as executive officers of NCR, Messrs. Koehler and Langos were eligible to participate in NCR’s executive medical and financial counseling programs. The incremental costs to NCR associated with providing perquisites to each of Messrs. Koehler and Langos in 2007 are described in the footnotes to the Summary Compensation Table below in this proxy statement. Teradata takes a minimalist approach to perquisites and discontinued any executive perquisites as of the spin off. Moreover, Teradata does not permit personal use of its corporate aircraft by Company employees.

Retirement Benefits

Based on the capital structure of Teradata approved by the NCR Board as described in the Form 10, all liabilities for the accrued benefits under the frozen NCR retirement plans for our Named Executive Officers

(other than Mr. Scheppmann who never participated in any NCR plans) were retained by NCR. The actuarial present values of the accumulated pension benefits of our Named Executive Officers who participate in these plans as of the spin off, as well as other information about each of NCR’s defined benefit pension plans, are reported in the Pension Benefits section of this proxy statement. In general, as described in the Form 10, the current participants in NCR’s pension plans, both qualified and non-qualified, will continue to receive credit for years of service while continuously employed with Teradata, but will not accrue any additional pension benefits under these plans.

Change in Control Severance Plan

In preparation for the spin off, the NCR Board adopted a change in control severance plan for Teradata similar to the plan offered by NCR, which was ratified by our board in September 2007. We believe that the change in control severance plan will help us to retain our Named Executive Officers by reducing the personal uncertainty that arises from the possibility of a future business combination and to promote objectivity and neutrality in the consideration or pursuit of change in control transactions that are in the best interests of Teradata and our stockholders. We have selected objective criteria to determine whether a change in control has occurred for purposes of the plan, in order to reduce the likelihood of a dispute in the event of a change in control and to help ensure that the agreements are triggered only under circumstances where a true transfer of control or ownership has occurred.

In addition, the Teradata change in control severance plan will provide for the “double trigger” vesting of equity compensation awards that are assumed in the transaction, which means that both a change in control and a termination of employment must occur in order for a Named Executive Officer’s equity compensation awards to accelerate in connection with a change in control. This design was used because it will serve Teradata’s retention goals upon a change in control better than so-called “single trigger” vesting, which would require only a change in control for awards to accelerate.

The plan provides for separation payments and benefits to our executives based on the plan level, or “tier,” to which the executive is assigned by the Teradata Committee. These different benefit levels represent the most common market practices among the Pre-Spin Peer Group as determined by the NCR Committee. The market data supports including Mr. Koehler in Tier I and the other executive officers in Tier II.

More information on the change in control severance plan, including the estimated payments and benefits payable to the Named Executive Officers assuming a triggering event under this plan, is provided under the “Potential Payments Upon Termination or Change in Control” section of this proxy statement. A copy of the Teradata Change in Control Severance Plan is filed as Exhibit 10.10 to the Form 10.

Other Severance Arrangement

The offer letter provided to Mr. Koehler in connection with the spin off contains a severance arrangement that became effective upon the spin off. The severance arrangement provides that, in the event the Company terminates Mr. Koehler’s employment (other than for “cause”) or if he were to resign for “good reason” (as such terms are defined in the Company’s change in control severance plan), he would receive:

•	A payment equal to 150% of the sum of his annual base salary and target annual incentive opportunity;

•	A payment equal to a pro rata portion of his annual incentive opportunity for the year in which the termination occurs; and

•	Medical benefits for a period of 18 months for himself and his dependents equal to the level he received during his employment.

After discussions with Mr. Koehler and FW Cook, this severance arrangement was approved by the NCR Committee, because it was considered to be competitive and reflective of the fact that the employment market for

Mr. Koehler has more limited opportunities for comparable employment if he were terminated due to circumstances beyond his reasonable control. Further information concerning Mr. Koehler’s offer letter is found in the “Employment Agreements and Material Employment Terms” and “Potential Payments Upon Termination or Change in Control” sections of this proxy statement.

Compensation of Chief Financial Officer

As mentioned above, Mr. Scheppmann was hired as the Company’s Chief Financial Officer shortly before the spin off. The NCR Committee was responsible for approving the final terms of his compensation package. These terms were developed by Mr. Koehler and the Vice President, Human Resources of Teradata using competitive data provided by FW Cook, based on the Pre-Spin Peer Group, and information provided by SBCG. The various elements of Mr. Scheppmann’s compensation are as follows:

•	Base salary of $412,000, which was set at the 75th percentile of the Pre-Spin Peer Group market data provided by FW Cook, based on his experience level and as an incentive to join the Company.

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A prorated annual incentive award opportunity with a target of 75% of base salary and a maximum potential payout of 150% of base salary. The target opportunity was guaranteed because he started nearly three-quarters through the year and, thus, had a limited opportunity to affect the Company’s 2007 performance. The one-time guarantee was an additional consideration afforded Mr. Scheppmann to join the Company and was consistent with market practices.

•	A “pull forward” long-term equity incentive award of $600,000, which was designed to bring his total direct compensation closer to median market levels based on the data provided by both consultants.

•

A long-term equity incentive hiring award of $800,000 to compensate him at a level comparable to the value of equity incentives he received before joining the Company and to provide hiring and retention incentives.

In June 2007, Mr. Young’s base salary and annual target award incentive opportunity were increased by NCR’s CEO. This decision was based on Mr. Koehler’s recommendation in light of Mr. Young’s additional responsibilities in connection with the spin off. As a result of this action, Mr. Young’s base salary increased by approximately 12% and his annual target award opportunity increased from 30% to 40% of his base salary. Upon his appointment as Teradata’s Interim Chief Financial Officer in July 2007, the NCR Committee approved his base salary and annual incentive opportunity but did not make any further changes to his compensation. NCR provided performance bonuses to certain individuals who were actively involved in the spin off. Mr. Young’s performance bonus, as determined by NCR’s CEO, was $15,000. In addition, Mr. Young received a pull forward equity grant with a value of $300,000, which was the level recommended by Mr. Koehler based on Mr. Young’s role and responsibilities with the Company and the judgment and experience that he brings to the Company going forward in his position as Vice President, Finance and Planning.

Equity Ownership Guidelines and Grant Approval Process

Ownership Guidelines

Following the spin off, the Teradata Committee adopted revised stock ownership guidelines for our executive officers, including the Named Executive Officers, which operate to align the interests of our management and stockholders by encouraging executives to accumulate a meaningful stake in our common stock. The guidelines encourage the Named Executive Officers to accumulate ownership of common stock equal to three times base salary (five times base salary in the case of our CEO) over a period of five years, with the expectation that such level of ownership will be maintained while they are in their positions. For these purposes, ownership includes shares owned outright by the executive, interests in restricted stock, stock acquired through our employee stock purchase plan, and investments in Teradata stock through the Teradata 401(k) Savings Plan. Stock options and performance-based restricted stock/units are not taken into consideration in meeting the ownership guidelines.

The guidelines are intended to ensure that our executive officers maintain an equity interest in the Company at a level sufficient to assure our stockholders of their commitment to value creation while satisfying an individual’s needs for portfolio diversification.

Approval Process

The Teradata Committee has adopted an equity approval process for granting awards to our executives and other employees. This process does not allow equity compensation awards to be granted in anticipation of the release of material, nonpublic information. Similarly, Teradata does not time the release of material, nonpublic information based on equity award grant dates. This process will generally work as follows:

•

Annual Awards: Grants of annual equity awards, including stock option grants, will be effective on the first calendar day of the month immediately following the date the Teradata Committee meets to approve the award. The committee is in the process of establishing the time frame for the annual award grants going forward.

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Ad hoc Awards: In the case of an award approved by the Teradata Committee at any meeting that is scheduled at least 30 days in advance of the meeting date, the effective date for the award will be the first calendar day of the month immediately following the date the Committee approves the award. In the case of awards approved by the committee at any meeting that is scheduled with less than 30 days notice (a “special meeting”), or via an action by unanimous written consent (“action by consent”), the effective date for the award will be determined as follows:

•

With respect to awards approved at a special meeting held on or before the 15th day of the month, or via an action by consent fully executed on or before the 15th day of the month, the effective date will be the first calendar day of the month immediately following the special meeting or action by consent.

•

With respect to awards approved at a special meeting held on or after the 16th day of the month, or via an action by consent fully executed on or after the 16th day of the month, the effective date will be the first calendar day of the second month immediately following the special meeting or action by consent.

•	In no case will an ad hoc award for a newly hired employee be effective prior to the recipient’s effective date of employment.

To determine the number of shares granted to our executive officers, as approved by the Teradata Committee, our practice will be to determine the dollar amount of the equity compensation and then convert this value into a specific number of shares or options using the average closing price of Teradata stock on the 20 trading days immediately preceding, but not including, the grant date. The exercise price will be based on the market prices of Teradata common stock on the effective date of the award.

Tax Deductibility Policy

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1,000,000 annually is not deductible for federal income tax purposes unless it is awarded pursuant to a performance-based plan approved by stockholders. We believe that most of the incentive compensation (all but approximately $720,000) paid in 2007 to our executive officers, including the Named Executive Officers, qualifies as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and, thus, is fully deductible for federal income tax purposes by either NCR or Teradata. While we generally try to ensure the deductibility of the incentive compensation paid to our executive officers, the Teradata Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests.

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our Named Executive Officers for the fiscal years ended December 31, 2006 and December 31, 2007. Teradata was operated as a division of NCR until September 30, 2007, the effective date of Teradata’s spin off from NCR. Accordingly, the Summary Compensation Table reflects compensation paid to the Named Executive Officers by both Teradata and NCR. The narrative following the table describes current employment agreements and material employment terms with each of our Named Executive Officers, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Michael Koehler	2007	538,288	—	1,132,593	380,075	451,502	—	39,046	2,541,504
President and Chief Executive Officer	2006	417,000	—	852,963	259,156	332,150	175,405	27,682	2,064,356
Stephen Scheppmann	2007	143,353	107,153	49,818	53,963	—	—	1,434	355,721
Executive Vice President and Chief Financial Officer
Robert Young (1)	2007	217,416	15,000	103,398	42,401	68,743	—	11,849	458,807
Interim Chief Financial Officer	2006	198,183	—	72,541	45,279	55,050	76,361	10,994	458,408
Bruce Langos	2007	337,851	—	406,331	196,573	362,268	—	29,994	1,333,017
Chief Operations Officer	2006	235,119	—	150,551	104,534	122,455	49,046	22,636	684,341
Daniel Harrington	2007	295,816	—	426,490	144,804	280,521	—	6,982	1,154,613
Executive Vice President, Technology & Support Services	2006	266,300	—	171,180	106,763	123,256	35,980	4,177	707,656
Robert Fair	2007	295,822	—	370,922	145,341	242,988	—	5,341	1,060,414
Executive Vice President, Global Field Operations	2006	266,309	—	182,664	102,463	98,608	33,898	7,850	691,792

(1)	Mr. Young acted as Interim Chief Financial Officer from July 25, 2007 until September 4, 2007.

(2)	For Mr. Scheppmann, this column shows his guaranteed bonus for 2007. Pursuant to the terms of Mr. Scheppmann’s offer letter, he was entitled to a prorated annual bonus guaranteed at an amount equal to at least 75% of his annual base salary, with the ability to earn up to 150% of his annual base salary, depending on performance. For Mr. Young, this column shows the transaction success bonus that he received upon completion of the spin off.

(3)	This column shows the aggregate dollar amount recognized for financial statement reporting purposes for 2007 with respect to outstanding performance-based restricted stock unit awards, time-based restricted stock units, and restricted stock awards, and includes amounts attributable to awards granted in 2007 and in prior years. The aggregate dollar amount was determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“FAS 123R”); however, the calculations disregard the estimate of forfeitures related to service-based vesting conditions. See note 7 of the Notes to Consolidated Financial Statements contained in Teradata’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”) for an explanation of the assumptions made by Teradata in the valuation of these awards. For information about awards made in 2007, see the Grants of Plan-Based Awards section beginning on page 32 of this proxy statement.

(4)	This column shows the aggregate dollar amount recognized for financial statement reporting purposes for 2007 with respect to outstanding stock options, and includes amounts attributable to awards granted in 2007 and in prior years. The aggregate dollar amount was determined in accordance with FAS 123R; however, the calculations disregard the estimate of forfeitures related to service-based vesting conditions. See note 7 of the Notes to Consolidated Financial Statements contained in Teradata’s Annual Report for an explanation of the assumptions made by Teradata in the valuation of these awards. For information about awards made in 2007, see the Grants of Plan-Based Awards section beginning on page 32 of this proxy statement.

(5)	This column shows the annual incentive earned by each Named Executive Officer for 2007 under the Teradata Corporation Management Incentive Plan (“MIP”), 2007 Teradata Business Performance Plan (“BPP”), Revenue Growth Bonus program (“RGB”), and Teradata Solutions Compensation Plan (“SCP”), as applicable. The following table shows the actual amount earned by each Named Executive Officer under each plan or program. For information regarding the annual incentives, including the performance measures, see the Grants of Plan-Based Awards section beginning on page 32 of this proxy statement.

Name	Management Incentive Plan (MIP)	Business Performance Plan (BPP)	Revenue Growth Bonus Program (RGB)	Solutions Compensation Plan (SCP)	Total
Michael Koehler	$451,502	-	-	-	$451,502
Stephen Scheppmann	-	-	-	-	-
Robert Young	-	$68,743	-	-	$68,743
Bruce Langos	$362,268	-	-	-	$362,268
Daniel Harrington	$58,661	-	$110,494	$111,366	$280,521
Robert Fair	$58,661	$73,833	$110,494	-	$242,988

(6)	The amounts reported in this column reflect the aggregate increase, if any, in actuarial values from January 1, 2007 to September 30, 2007 (the effective date of the spin off) of each executive’s benefits under NCR’s various qualified and nonqualified defined benefit pension plans. There was a decrease in actuarial values from January 1, 2007, to September 30, 2007, for Messrs. Koehler, Young, Langos, Harrington, and Fair of $40,202, $1,019, $12,275, $27,795, and $26,214, respectively. For further information about these pension benefits, see the 2007 Pension Benefits Table on page 47 of this proxy statement. Teradata does not provide any pension benefits in the United States and does maintain any non-qualified deferred compensation plans.

(7)	The amounts reported in this column include the aggregate incremental cost to Teradata with respect to perquisites and other benefits provided to the Named Executive Officers, as detailed below:

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The dollar value of insurance premiums paid by NCR and Teradata in 2007 with respect to life insurance for the benefit of Messrs. Koehler, Scheppmann, Young, Langos, Harrington and Fair was $1,479, $1,434, $695, $451, $932, and $932, respectively.

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The dollar value of contributions made by NCR and Teradata in 2007 to the 401(k) Savings Plan on behalf of each of Messrs. Koehler, Scheppmann, Young, Langos, Harrington and Fair was $10,867, $0, $11,154, $12,543, $6,050, and $4,409, respectively.

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The dollar value of the limited perquisites paid by NCR provided to Messrs. Koehler and Langos, including: (a) NCR’s executive medical program, which provided up to $5,000 for each of Mr. Koehler and Mr. Langos to receive medical diagnostic services at a designated medical facility (due to privacy considerations associated with the receipt of medical services, Teradata has elected to disclose the maximum benefit available rather than the amount actually used); (b) the NCR financial planning allowance program, which provided payment of $12,000 for financial planning services for each of Mr. Koehler and Mr. Langos; and (c) payment of $9,700 of legal fees incurred by Mr. Koehler in negotiating his offer letter. Neither Mr. Koehler nor Mr. Langos used NCR’s corporate aircraft for personal use at any time. Teradata’s corporate aircraft is not available for personal use by employees.

Employment Agreements and Material Employment Terms

In connection with the spin off of Teradata from NCR, in August 2007, each of the Named Executive Officers received an offer letter to join Teradata. Each letter agreement sets forth, among other things, the Named Executive Officer’s base salary, incentive opportunities, entitlement to participate in Teradata’s benefit plans and initial equity awards. In addition, the letters contain standard 12-month post-termination, non-competition, non-solicitation and non-hire covenants and a perpetual confidentiality covenant. None of the offer letters has a fixed expiration date. Because the offer letters for Messrs. Koehler and Scheppmann contained additional provisions, they are described in more detail below.

Under the terms of the offer letter with Mr. Koehler, he will serve as President and Chief Executive Officer of Teradata. The offer letter also provides that he will receive an annual base salary of $700,000 and an annual bonus target of 100% of his annual base salary with the ability to earn a bonus from 0% to 200% of annual base salary, depending on performance. Mr. Koehler’s offer letter provides that he will receive a Teradata equity grant with a grant date value of $4.5 million, approximately $1.5 million of which consisted of a sign-on award and the remainder was a “pull forward” grant as described on page 26 of this proxy statement. In addition, the letter specifies that Mr. Koehler will be eligible to participate in the employee benefit plans of Teradata generally. The letter also specifies that following a change in control he will be eligible for severance benefits as a Tier I participant in the Teradata Corporation Change in Control Severance Plan. Finally, the letter includes Teradata’s standard non-competition, non-solicitation and non-hire, and confidentiality covenants described above.

Under the terms of Mr. Scheppmann’s offer letter, he will serve as Executive Vice President and Chief Financial Officer of Teradata with an annual base salary of $412,000. The offer letter states that for 2007 he will receive an annual bonus guaranteed at an amount equal to at least 75% of his annual base salary, with the ability to earn up to 150% of his annual base salary depending on performance. Such award was prorated for the number of months, or parts thereof, during which he served after his hire date in August 2007. Mr. Scheppmann’s offer letter provides that he will receive a hiring grant of Teradata equity with a grant date value of $800,000 as well as an initial post-spin grant of Teradata equity with a grant date value of $600,000, which is also referred to as a “pull forward” grant as described on page 26 of this proxy statement. In addition, the letter provides that Mr. Scheppmann will be eligible to participate in the employee benefit plans of Teradata generally. In the event that, following a change in control, Mr. Scheppmann’s employment is terminated by Teradata without “cause” or by Mr. Scheppmann for “good reason”, the letter specifies that Mr. Scheppmann will be entitled to receive severance benefits as a Tier II participant in the Teradata Corporation Change in Control Severance Plan. Finally, the letter includes Teradata’s standard non-competition, non-solicitation and non-hire, and confidentiality covenants described above.

The terms of the offer letters with Messrs. Harrington and Fair also contained a description of the termination of the Revenue Growth Bonus program, including an acceleration of the earnings under the plan in 2007 in connection with the termination of the program.

Please refer to the “Potential Payments Upon Termination or Change in Control” section of this proxy statement for information regarding potential payments and benefits, if any, that each executive is entitled to receive under his offer letter in connection with his termination of employment or change in control.

Grants of Plan-Based Awards

The following discussion summarizes information for each Named Executive Officer regarding (a) estimated payouts of the annual cash incentive opportunities granted under various annual incentive plans during 2007, (b) estimated number of shares that could be delivered under the performance-based restricted stock unit awards granted during 2007, (c) time-based restricted stock awards granted during 2007, and (d) stock options granted in 2007.

2007 Non-Equity Incentive Plan Awards

Our Named Executive Officers participated in a variety of annual cash-based incentive plans and arrangements during 2007. Following is a summary of each of these plans and arrangements.

Management Incentive Plan

Under the Teradata Corporation Management Incentive Plan (the “Teradata MIP”), the Named Executive Officers (other than Mr. Young) were eligible to participate in an annual incentive program based on revenue and profitability objectives (the “Annual Incentive Program”) and, for Messrs. Koehler and Langos, stretch and diversity objectives. Under the terms of the Teradata MIP, the maximum awards payable to each Named Executive Officer equal 1.5% (for the Chief Executive Officer) and 0.75% (for the other eligible Named Executive Officers) of Teradata’s earnings before interest and taxes (“EBIT”). The maximum awards are then adjusted downward by the Committee through the application of negative discretion using the performance objectives established by the Committee for such awards. Objectives under the Teradata MIP for the Annual Incentive Program and the stretch objective for Mr. Langos were established by adjusting the NCR Management Incentive Plan (the “NCR MIP”) objectives to reflect expected performance for Teradata as an independent company. The different objectives established by the NCR Committee under the NCR MIP, the adjustments made by the NCR Committee in connection with the spin off, and the resulting post-spin off annual incentives under the 2007 Teradata MIP are as described below:

The Annual Incentive Program. On a pre-spin basis, the target payout for reaching the Annual Incentive Program’s objective under the NCR MIP was 75% of base salary for Mr. Koehler and 60% of base salary for Mr. Langos. The actual payout could range from a threshold of 50% to a maximum of 200% of the targeted award depending on the extent to which performance was achieved. However, if the performance threshold is not met, no payout will be achieved. The pre-spin NCR MIP opportunity for Mr. Koehler and Mr. Langos are further described below.

PRE-SPIN OFF
Target Incentive Opportunity			Mr. Koehler	Mr. Langos
Performance Goal	Performance Levels	Measurement Period	Weightings
Consolidated NCR NPOICC (including performance of the Teradata data warehousing business as part of NCR)	Trigger: $525.1 million Target: $574 million Maximum: $692.5	Measured over the entire 2007 fiscal year	25%	100%
Teradata non-pension operating income (“Teradata NPOI”)	Trigger: $340 million Target: $370.1 million Maximum: $410.2 million	Measured over the entire 2007 fiscal year	37.5%	0%
Teradata revenue	Trigger: $1,609.7 million Target: $1,676.8 million Maximum: $1,810.9 million	Measured over the entire 2007 fiscal year	37.5%	0%

In connection with the spin off from NCR, the NCR Committee increased Mr. Koehler’s Annual Incentive Program award opportunity from a target of 75% of his pre-spin base salary to 100% of his post-spin base salary. This adjustment was prorated so that his 2007 Annual Incentive Program award opportunity at target equaled the sum of (i) 3/4 of his pre-spin base salary plus (ii) 1/4 of his post-spin base salary. Prior to the spin off, the NCR Committee also adjusted the consolidated Teradata NPOICC performance goal to reflect (i) consolidated NCR performance at plan for the first three quarters of the year plus (ii) Teradata performance at plan for the final quarter of the year. This adjustment was reflected in a revised new measure known as TD/NCR non-pension operating income after capital charge (“TD/NCR NPOICC”). The NCR Committee also adjusted the consolidated NCR NPOICC performance goal to reflect (i) consolidated NCR performance at plan for the first three quarters of the year, plus (ii) NCR performance at plan for the final quarter of the year. This adjustment was reflected in a new measure known as new NCR non-pension operating income after capital charge (“new NCR NPOICC”).

•	Non-pension operating income or “NPOI” for a certain period is determined as follows: income (loss) before taxes minus operating income/expense plus pension expense.

•	“NPOICC” is determined by subtracting a capital charge (representing the cost of capital used in operations and corporate activities) from NPOI.

•	“Revenue” is defined as net customer revenue.

Mr. Langos’ Annual Incentive Program award opportunity was increased from a target of 60% of his pre-spin base salary to 75% of post-spin base salary. The adjustment was prorated so that his 2007 target baseline annual incentive equaled the sum of (i) his pre-spin base salary, based on performance against the new NCR NPOICC for the first three quarters of the year plus (ii) 1/4 of his post-spin base salary, based on the same goals and objectives as Mr. Koehler. The table below summarizes the baseline incentive performance goals as adjusted in connection with the spin off:

POST-SPIN OFF
Adjusted Target Incentive Opportunity			Mr. Koehler	Mr. Langos
Performance Goal	Performance Levels	Measurement Period	Weightings
			Q1-Q4	Q1-Q3	Q4
New NCR NPOICC (including performance of Teradata as part of NCR for Q1–Q3 2007)	Trigger: $416.1 million Target: $449.2 million Maximum: $544 million	Measured over the entire 2007 fiscal year	n/a	100%	n/a
Consolidated TD/NCR NPOICC (including performance of Teradata as part of NCR for Q1–Q3 2007 plus Teradata NPOI after capital charge for Q4 2007)	Trigger: $420 million Target: $461.5 million Maximum: $556.5 million	Measured over the entire 2007 fiscal year	25%	n/a	25%
Teradata NPOI	Trigger: $340 million Target: $370.1 million Maximum: $410.3 million	Measured over the entire 2007 fiscal year	37.5%	n/a	37.5%
Teradata revenue	Trigger: $1,609.7 million Target: $1,676.8 million Maximum: $1,810.9 million	Measured over the entire 2007 fiscal year	37.5%	n/a	37.5%

Stretch Incentive. On a pre-spin basis, both Messrs. Koehler and Langos also had the opportunity to receive a stretch incentive award opportunity equal to 25% and 15% of his base salary, respectively, based on the achievement of NCR’s stretch objective during the 2007 fiscal year. NCR included the stretch component on an “all or none” basis. That is, if the goal was achieved, the executive officer received the full award; if it was not achieved, the executive officer received no award.

PRE-SPIN OFF
Target Incentive Opportunity		Mr. Koehler	Mr. Langos
Target Performance Goal	Measurement Period	Weightings
Consolidated NCR NPOI of $700.0 million	Measured over the entire 2007 fiscal year	0%	100%
Teradata revenue of $1,721.8 million	Measured over the entire 2007 fiscal year	100%	0%

As a result of the spin off, the NCR Committee adjusted the consolidated NCR NPOI performance goal for the stretch objective for Mr. Langos to reflect (i) consolidated NCR performance for the first three quarters of the year plus (ii) Teradata performance for the final quarter of the year. The base salary to be used to determine each of Mr. Koehler’s and Mr. Langos’ 2007 stretch incentive opportunity was prorated so that the target stretch objective was 25% and 15%, respectively, of (a) his base salary as of September 30, 2007 for the first three quarters of the year, and (b) each officer’s post-spin base salary for the last quarter of the year.

POST-SPIN OFF
Adjusted Target Incentive Opportunity		Mr. Koehler	Mr. Langos
Target Performance Goal	Measurement Period	Weightings
Consolidated TD/NCR NPOI (including performance of Teradata as part of NCR for Q1–Q3 2007 plus Teradata NPOI for the fourth quarter of 2007) of $561.0 million	Measured over the entire 2007 fiscal year	0%	100%
Teradata revenue of $1,721.8 million	Measured over the entire 2007 fiscal year	100%	0%

Diversity Incentive.    Finally, Messrs. Koehler and Langos each had the opportunity to receive an additional diversity component under the NCR MIP equal to 10% of his base salary if NCR achieved three separate measures surrounding the interviewing and hiring of women or ethnic minorities at the management level in the United States. These three measures were: (i) 25% of open roles above a certain level are filled by diverse candidates; (ii) 40% of candidates interviewed for the open roles above a certain level are diverse; and (iii) an increase in the percentage of diverse employees in the targeted population versus the prior year. Like the stretch incentive award, NCR considered this award on an “all or none” basis. If the goals were achieved, the eligible NCR executive officers received the full award; if they were not, no award was payable. Unlike the stretch incentive award, the diversity objectives were based on total NCR performance, rather than individual or business unit performance, in order to better promote the company-wide efforts to increase the diversity of its workforce.

As a result of the spin off, the base salary to be used to determine each of Mr. Koehler’s and Mr. Langos’ 2007 diversity incentive opportunity was prorated so that the target diversity objective was 10% of (i) his base salary as of September 30, 2007 for the first three quarters of the year, and (ii) each officer’s post-spin base salary for the last quarter of the year. No adjustments were made to the diversity incentive in connection with the spin off transaction; however, Teradata’s achievement of these measures in the fourth quarter of 2007 was not considered. In 2007, NCR met its diversity objectives under the NCR MIP.

Business Performance Plan

Messrs. Young and Fair were eligible for annual cash incentive award opportunities under the 2007 NCR Business Performance Plan (“NCR BPP”) until the completion of the spin off on September 30, 2007, at which time the 2007 Teradata Business Performance Plan (“Teradata BPP”), which generally mirrors the NCR BPP, went into effect. As Mr. Scheppmann was hired prior to the effective date of the Teradata MIP, he was eligible to participate in the NCR BPP between the time he started working for Teradata on August 24, 2007, and the completion of the spin off at the end of September 2007.

The NCR BPP provided non-executives and other NCR employees not directly involved in NCR’s sales or professional services functions an opportunity to share in NCR’s financial success. The performance goals and their relative weightings under the NCR BPP and the Teradata BPP are summarized in the table below. Regardless of the achievement of other financial results, no awards would be paid under the NCR BPP unless NCR achieved a target NPOI. Mr. Young’s target incentive was 30% of his base salary until June 25, 2007, and then was adjusted to 40% of his base salary for the remainder of the year. Mr. Fair’s target incentive under the NCR BPP was 40% of base salary which was prorated through the first three quarters of 2007. As set forth in his offer letter, and confirmed by the Teradata Committee, Mr. Scheppmann’s annual incentive award opportunity for 2007 (under both the NCR BPP and the Teradata MIP) was an amount no less than 75% of his base salary. The plan’s payout can range from a threshold of 50% to a maximum of 200% of the target award depending on the extent to which performance was achieved. However, if the performance threshold is not met, no payout will be achieved.

PRE-SPIN OFF
Target Incentive Opportunity			Mr. Scheppmann	Mr. Young	Mr. Fair
Performance Goal	Performance Levels	Measurement Period	Weightings
Consolidated NCR NPOI (including performance of the Teradata data warehousing business)	Trigger: $617.6 million Target: $674.0 million Maximum: $800.0 million	Measured over the entire 2007 fiscal year	25%	25%	25%
Teradata NPOI	Trigger: $340 million Target: $370.1 million Maximum: $410.2 million	Measured over the entire 2007 fiscal year	37.5%	37.5%	37.5%
Teradata revenue	Trigger: $1,609.7 million Target: $1,676.8 million Maximum: $1,810.9 million	Measured over the entire 2007 fiscal year	37.5%	37.5%	37.5%

The Teradata MIP became effective on October 1, 2007, and Messrs. Scheppmann, Harrington and Fair were eligible for an annual incentive award opportunity under the Teradata MIP at that time. In connection with the spin off and their new roles with Teradata, the target annual incentive opportunity for each of Messrs. Harrington and Fair was established at 75% of post-spin base salary. At the same time, Mr. Scheppmann was added as a participant to the Teradata MIP. Pursuant to the terms of his offer letter, Mr. Scheppmann was entitled to receive a guaranteed annual incentive award equal to no less than 75% of his annual base salary, prorated from his hire date, with an opportunity to receive payment equal to 150% of his base salary (or 200% of his target annual incentive award), based on the level of performance achieved. Mr. Young continued to be eligible for either the NCR BPP or the Teradata BPP for the entire year.

POST-SPIN OFF
Adjusted Target Incentive			Mr. Scheppmann	Mr. Harrington	Mr. Fair
Performance Goal	Performance Levels	Measurement Period	Weightings
Consolidated TD/NCR NPOICC (including performance of the Teradata data warehousing business for Q1–Q3 2007 plus Teradata NPOICC for Q4 2007)	Trigger: $420 million Target: $461.5 million Maximum: $556.5 million	Measured over the entire 2007 fiscal year	25%	25%	25%
Teradata NPOI	Trigger: $340 million Target: $370.1 million Maximum: $410.2 million	Measured over the entire 2007 fiscal year	37.5%	37.5%	37.5%
Teradata revenue	Trigger: $1,609.7 million Target: $1,676.8 million Maximum: $1,810.9 million	Measured over the entire 2007 fiscal year	37.5%	37.5%	37.5%

Revenue Growth Bonus

Messrs. Harrington and Fair were also eligible to participate in the Revenue Growth Bonus program (the “RGB”) for certain Teradata Division employees, which provided for a payment of $100,000 each time there was an 8% increase in the Teradata Division’s revenue growth, beginning in 2007 and ending at the end of 2009. Neither of these executives was eligible to continue in this program after the spin off; however, Teradata did make one-time payments of $110,494 to each of Messrs. Harrington and Fair based on the performance of the Teradata Division under this program for actual performance prior to the spin off.

Solutions Compensation Program

Mr. Harrington also participated in the NCR Solutions Compensation Program, which provides for incentive payments based on attainment of specified financial objectives. For 2007, Mr. Harrington’s financial objectives were as follows: 50% based on Teradata Division services profit, 25% based on Teradata Division profit and 25% based on Teradata Division revenue. Performance was measured by comparing actual year-to-date results against full year objectives and paid upon the first and continued point of attainment. Mr. Harrington was not eligible to participate in this plan after the spin off. Instead, Mr. Harrington commenced participation in the Teradata MIP as of the spin off. Prior to the spin off, he received payments equal to $111,366 for his actual performance against plan measures prior to that time.

2007 Equity Awards

On March 1, 2007, the NCR Committee granted equity awards to Messrs. Koehler, Young, Langos, Harrington and Fair. The awards were made 50% in stock options to purchase shares of NCR common stock and 50% in performance-based restricted stock units.

•

Annual Stock Option Award.    The options were granted with an exercise price equal to the closing price of the NCR shares on the date of grant. These options vest in four equal installments on the first four anniversaries of the date of grant for so long as the executive remains employed by the company. Vesting accelerates upon the executive’s death or disability. Upon a change in control, the vesting of the option depends on whether it is assumed by the surviving entity. If the option is not assumed by the surviving entity, then vesting accelerates upon the change in control. If the option is assumed, then vesting accelerates if the executive’s employment is terminated without “cause,” or the executive terminates his employment for “good reason,” within 24-months after the change in control. In connection with the spin off, the stock options for Teradata’s executive officers were substituted for an option to purchase shares of Teradata common stock. The number of shares underlying the options and the exercise price of the options were adjusted to preserve the intrinsic value of the award pursuant to the terms of the Employee Benefits Agreement between NCR and Teradata. The stock options remain subject to the same vesting schedule as applied prior to the spin off.

•

Annual Performance-Based Restricted Stock Unit Award.    Payment of the performance-based restricted stock units was based on the extent to which NCR achieved a specified level of “Cumulative Net Operating Profit” or “CNOP” (as defined below) during a three-year performance period starting January 1, 2007 and ending December 31, 2009. NCR chose to use the CNOP measure because it represents projected long-term, meaningful growth of the company as well as the value that is generated from its operations. That is, while it is possible to create a short-term increase in operating income by growing receivables, inventory, and investments in property, plant and equipment (each of which is an element of “Controllable Capital” (as defined below), in the long-term, these types of short-term gains may begin to erode and “Return on Capital” (as defined below) will subsequently decrease. The number of shares of NCR common stock earned will range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted depending on the extent to which performance is achieved. However, if the performance threshold is not met, no payout will be achieved. Per the terms and conditions of the plan, no shares will vest if 10% Return on Capital is not achieved, which is designed to ensure that NCR’s NPOI growth is based on sound investments by taking into account the impact of the cost of generating the additional operating income. The executives have no right to dividends and no right to vote the shares underlying the units until they are paid.

•

Cumulative Net Operating Profit is determined by multiplying “Controllable Capital” (as defined below) by 10% (which approximates the weighted average cost of capital), and subtracting this amount from the sum of NPOI as reported for each quarterly reporting period during the performance period.

•

By Controllable Capital, we mean: (i) working capital (accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), (ii) plus the sum of property, plant and equipment, other current assets excluding taxes, and capitalized software, (iii) minus the sum of payroll and employee benefits and other current liabilities excluding taxes and severance.

•	Return on Capital is equal to NPOI divided by Controllable Capital.

In connection with the spin off, these performance-based restricted stock units for Teradata’s executive officers were substituted for performance-based restricted stock units covering Teradata shares. The number of shares underlying the award, and the CNOP performance measures, were adjusted to preserve the intrinsic value of the award pursuant to the terms of the Employee Benefits Agreement and the compensation principles developed by the NCR Committee in connection with the spin off. Moreover, the performance period was changed to October 1, 2007 through December 31, 2009.

In July 2007, prior to the spin off, the NCR Committee also adjusted the CNOP performance measure to reflect Teradata’s performance against CNOP during the adjusted performance period. Further, the NCR Committee recognized the potential for over-performance by NCR against this target prior to the spin off, and, therefore, provided that the target may be further adjusted to recognize any such over-performance. Because NCR did over-perform against this target prior to the spin off, the Teradata Committee, in November 2007, further reduced the Teradata CNOP target by $44.4 million to account for this over-performance. The final adjusted measures are listed below.

POST-SPIN OFF
Performance Goal	Performance Levels	Measurement Period
Teradata CNOP	Trigger: $800.7 million Target: $819.7 million Maximum: $927.5 million	Measured from October 1, 2007 through December 31, 2009

The performance-based restricted stock units remain subject to the same vesting schedule as applied prior to the spin off. In general, an executive’s right to receive payment of the performance-based restricted stock units will be forfeited if he or she terminates employment with Teradata and its affiliates for any reason prior to the date that the Teradata Committee certifies achievement of the performance goal. If, however, an executive retires, dies or becomes disabled, or there is a reduction-in-force, in each case during the performance period, the resulting award would be prorated based on the number of full and partial months the executive had been employed from the date of grant divided by the number of months in the performance period. The resulting award would vest based on achievement of performance, as determined by the Teradata Committee, at the end of the original performance period. Upon a “change in control” of Teradata, the performance-based restricted stock units vest as follows:

•	If the change in control occurs on or prior to the first anniversary of the date of grant and the award is not assumed, then the award will be paid at target without pro-ration.

•

If the change in control occurs on or prior to the first anniversary of the date of grant and the award is assumed by the acquiring company, then the award will be paid at target at the end of the performance period, provided that the executive remains employed through that date. If, however, the executive’s employment is terminated without “cause,” or the executive terminates his employment for “good reason,” within 24-months after the change in control, then the award will vest at target on the date of termination.

•

If the change in control occurs after the first anniversary of the date of grant and the award is not assumed by the acquiring company, then the award will be paid based on actual performance through the end of the calendar year immediately preceding the change in control, without pro-ration.

•

If the change in control occurs after the first anniversary of the date of grant and the award is assumed by the acquiring company, then the award will be paid based on actual performance at the end of the performance period, provided that the executive remains employed through that date. If, however, the executive’s employment is terminated without “cause,” or the executive terminates his employment for “good reason,” within 24-months after the change in control, then the award will vest at that time based on actual performance through the end of the performance period.

In connection with the spin off, the NCR Committee granted additional equity awards to certain management and key employees, including our Named Executive Officers, effective October 1, 2007. These awards are referred to as “pull forward” grants, as they were primarily made in lieu of the Company’s standard annual equity grants that would have been granted as of March 1, 2008, and in consideration for our Named Executive Officers’ accepting employment with Teradata following the spin off. The NCR Committee also granted equity awards to Mr. Scheppmann pursuant to the terms of his offer letter. As described above under the “Employment Agreements and Material Employment Terms” section of this proxy statement, Mr. Scheppmann’s 2007 equity awards included both a “hiring grant” and a “pull forward” grant. The following awards were all approved and ratified by the Teradata Committee in September 2007 prior to the spin off:

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Pull Forward Stock Option Award.    A “pull forward” grant of stock options to purchase shares of Teradata common stock with an exercise price equal to the closing price of the shares on the date of grant. These options have the same vesting schedule as the Annual Stock Option Award described above.

•

Pull Forward Performance-Based Restricted Stock Units Award.    A “pull forward” award of performance-based restricted stock units. Payment of the performance-based restricted stock units is based on the extent to which Teradata achieves two equally weighted performance goals during a designated performance period. The first performance goal is based on Teradata operating income. The second performance goal is based on Teradata revenue. The performance period and payout schedule, including the percentage of the range of the target number of shares earned and paid of the performance shares granted depending on the extent to which performance was achieved, is expected to be finalized in the first quarter of 2008. The executives have no right to dividends and no right to vote the shares underlying the units until they are paid. These awards have the same vesting schedule as the Annual Performance-Based Stock Unit Award described above.

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Hiring Grant of Stock Options.    A grant of stock options to Mr. Scheppmann to purchase shares of Teradata common stock pursuant to the terms of his offer letter with a grant date value of $500,000. The stock option has an exercise price equal to the closing price of the shares on the date of grant and is subject to the same vesting schedule as the Annual Stock Option Award described above.

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Hiring Grant of Time-Based Restricted Stock Units.    A grant of time-based restricted stock units to Mr. Scheppmann, pursuant to the terms of his offer letter, with a grant date value of $300,000. The restricted stock units vest in full on October 1, 2010, provided that he remains employed with Teradata through that date. If, however, he dies or becomes disabled, then the restricted stock units vest in full. If Mr. Scheppmann retires or there is a reduction-in-force, then a pro-rata portion of the stock units become vested based on the number of full and partial months the executive had been employed during the period commencing on the date of grant and ending on the originally scheduled vesting date.

Upon a change in control, the vesting of the restricted stock units depends on whether they are assumed by the surviving entity. If the restricted stock units are not assumed by the surviving entity, then vesting accelerates upon the change in control. If the restricted stock units are assumed, then vesting accelerates if his employment is terminated without “cause,” or he terminates his employment for “good reason,” within 24 months after the change in control.

In connection with the spin off, the NCR Committee also made certain adjustments to the outstanding performance-based shares that were awarded in 2006 to our Named Executive Officers (other than Mr. Scheppmann, who did not receive any equity grants in 2006 because he was not employed by NCR at that time). The Teradata Committee approved and ratified these adjustments in September 2007 prior to the spin off. Payment of the performance-based restricted shares was based on the extent to which NCR achieved a specified level of Cumulative Net Operating Profit or CNOP, as defined above, during a three-year performance period starting January 1, 2006 and ending December 31, 2008. No shares vest unless Teradata also achieves a threshold level of Return on Capital. The 2006 performance-based restricted share award held by each Named Executive Officer was adjusted on October 24, 2007 as follows (note that Mr. Langos held three separate awards, each of which was adjusted as described below):

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Payment of Award.    2/3 of the 2006 performance-based restricted shares was paid in Teradata shares on October 24, 2007, based on achieving “target” performance as of the spin off. Please refer to the 2007 Option Exercises and Stock Vested table on page 47 of this proxy statement for more information on the payout of this award.

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Uplifted Restricted Stock Unit Award.    Actual performance for the 2006 performance-based restricted shares through the date of the spin off exceeded the target level. In order to compensate the executives for this “over performance,” actual performance up through the date of spin off was applied against 2/3 of target award. The amount in excess of the 2/3 was granted to Teradata executives as a time-based restricted stock unit award on October 24, 2007. The executives have no right to dividends and no right to vote the shares underlying this award until they are paid. The restricted stock units vest in full on December 31, 2008, provided that the executive remains employed with Teradata through that date. If, however, an executive dies or becomes disabled, then the restricted stock units vest in full. If the executive retires or there is a reduction-in-force, then a pro-rata portion of the units become vested based on the number of days the executive had been employed during the period commencing on the date of grant and ending on the originally scheduled vesting date. Upon a change in control, the vesting of the restricted stock units depends on whether they are assumed by the surviving entity. If the restricted stock units are not assumed by the surviving entity, then vesting accelerates upon the change in control. If the restricted stock units are assumed, then vesting accelerates if the executive’s employment is terminated without “cause,” or the executive terminates his employment for “good reason,” within 24 months after the change in control.

•

Stub Award.    The remaining 1/3 of the award was uplifted for NCR’s over-performance through the date of the spin off and substituted for an award of performance-based restricted stock units with a new CNOP performance measure based on Teradata performance during a performance period that begins October 1, 2007 and ends on December 31, 2008 (the “Stub Awards”). The Stub Awards were granted by Teradata on October 24, 2007, after NCR provided the Company with its performance information through the third quarter 2007. The number of shares of Teradata common stock earned will range, according to the level of performance achieved, from threshold of 25% to a maximum of 150% of the performance shares granted depending on the extent to which performance is achieved. However, if the performance threshold is not met, no payout will be achieved. Moreover, no shares vest unless Teradata also achieves a threshold level of Return on Capital. The executives have no right to dividends and no right to vote the shares until they are paid. The Stub Awards will vest based on actual performance through December 31, 2008, as determined by the Teradata Committee.

Prior to the spin off, the NCR Committee also adjusted the CNOP performance goal to reflect Teradata’s performance against CNOP during the adjusted performance period as follows:

POST-SPIN OFF
Performance Goal	Performance Levels	Measurement Period
Teradata CNOP	Trigger: $440.7 million Target: $477.1 million Maximum: $513.5 million	Measured from October 1, 2007 through December 31, 2008

2007 Grants of Plan-Based Awards Table

The following table sets forth information for each Named Executive Officer regarding (i) estimated payouts of the annual cash incentive opportunities available during 2007, (ii) estimated number of shares that could be delivered under the performance-based restricted stock unit awards granted during 2007, (iii) time-based restricted stock awards granted during 2007, and (iv) stock options granted in 2007:

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options(5)	Exercise or Base Price of Option Awards(6)	Grant Date Fair Value of Stock and Option Awards(7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Michael Koehler	MIP		228,125	456,250	912,500
	Stretch			137,500
	Diversity			55,000
	10/24/2007	10/23/2007				1,722	6,886	10,329				194,598
	10/24/2007	10/23/2007							3,471			98,090
	10/1/2007	9/6/2007					80,415					2,250,012
	10/1/2007	9/6/2007								228,386	27.98	2,250,004
	3/1/2007	2/12/2007				3,690	14,759	22,139				367,056
	3/1/2007	2/12/2007								36,776	24.87	367,037
Stephen Scheppmann	BPP		14,952	29,903	59,806
	MIP		38,625	77,250	154,500
	10/1/2007	9/06/2007					10,722					300,002
	10/1/2007	9/06/2007							10,722			300,002
	10/1/2007	9/06/2007								81,203	27.98	799,992
Robert Young	BPP		38,276	76,552	153,104
	10/24/2007	10/23/2007				197	787	1,181				22,241
	10/24/2007	10/23/2007							397			11,219
	10/1/2007	9/6/2007					5,361					150,001
	10/1/2007	9/6/2007								15,226	27.98	150,003
	3/1/2007	2/12/2007				369	1,477	2,216				36,733
	3/1/2007	2/12/2007								3,677	24.87	36,698
Bruce Langos	MIP		112,500	225,000	450,000
	Stretch			52,875
	Diversity			35,250
	10/24/2007	10/23/2007				2,062	8,247	12,371				233,060
	10/24/2007	10/23/2007							4,158			117,505
	10/1/2007	9/6/2007					8,041					224,987
	10/1/2007	9/6/2007								22,839	27.98	225,004
	3/1/2007	2/12/2007				3,444	13,775	20,663				342,584
	3/1/2007	2/12/2007								34,325	24.87	342,575
Daniel Harrington	RGB			110,494
	MIP		33,750	67,500	135,000
	SCP			150,000
	10/24/2007	10/23/2007				547	2,186	3,279				61,776
	10/24/2007	10/23/2007							1,102			31,143
	10/1/2007	9/6/2007					8,935					250,001
	10/1/2007	9/6/2007								25,376	27.98	249,998
	3/1/2007	2/12/2007				984	3,935	5,903				97,863
	3/1/2007	2/12/2007								9,806	24.87	97,867
	1/1/2007	11/20/2006							9,276			213,812
Robert Fair	BPP		41,109	82,217	164,435
	RGB			110,494
	MIP		33,750	67,500	135,000
	10/24/2007	10/23/2007				547	2,186	3,279				61,776
	10/24/2007	10/23/2007							1,102			31,143
	10/1/2007	9/6/2007					8,935					250,001
	10/1/2007	9/6/2007								25,376	27.98	249,998
	3/1/2007	2/12/2007				984	3,935	5,903				97,863
	3/1/2007	2/12/2007								9,806	24.87	97,867

(1)	This column was included in order to demonstrate those situations where the date of approval of an equity award differed from the grant date of the award for FAS 123R purposes. In all instances, the approval of the equity award preceded the grant date of such award.

(2)	The information included in the “Threshold”, “Target” and “Maximum” columns reflects the range of potential payouts under the MIP and the BPP when the performance goals were established. In connection with the spin off, the NCR Committee made certain adjustments to the target incentive opportunities, and the related performance goals, for our Named Executive Officers under the MIP and the BPP. The amounts shown in these columns reflect the adjustments. The actual amounts earned under each plan or program for 2007 are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. There were no threshold or maximum performance levels for the Stretch, Diversity, RGB and SCP programs.

(3)	The information included in the “Threshold”, “Target” and “Maximum” columns reflects the range of potential payouts under the awards. The actual number of shares delivered will be determined at the end of the applicable performance period and will depend on the extent to which the Company achieves the applicable performance goals. In connection with the spin off, the NCR shares underlying the Annual Performance-Based Restricted Stock Unit Award were converted to shares of Teradata common stock, the performance goals were adjusted to reflect Teradata goals and objectives, the performance period was converted to October 1, 2007 through December 31, 2009, and the applicable plan covering the awards was converted to the Teradata Corporation 2007 Stock Incentive Plan (the “Teradata SIP”). The amounts shown in these columns reflect this adjustment as approved and ratified by the Teradata Committee. The “Threshold” and “Maximum” payout levels for the October 1, 2007 grant of performance-based restricted stock units is expected to be finalized in the first quarter of 2008. Therefore, this award is only listed at the “Target” level.

(4)	Reflects the shares underlying time-based restricted shares and restricted stock units.

(5)	Reflects the number of common shares that may be issued to the Named Executive Officers on exercise of stock options granted in 2007. Effective October 1, 2007, the Annual Stock Option Awards were converted to options that cover Teradata common shares in connection with the spin off under the Teradata SIP. The number of shares was adjusted to maintain the intrinsic value of the awards at the time of the spin off. The amounts shown reflect this adjustment as approved and ratified by the Teradata Committee.

(6)	Reflects the exercise price for each stock option reported in the table, which generally equals the fair market value of the underlying shares on the date of grant. However, the exercise price of the Annual Stock Option Award was equitably adjusted to maintain the intrinsic value of the award in connection with the spin off. The amount shown reflects this adjustment.

(7)	Reflects the grant date fair value, as determined in accordance with FAS 123R, of each equity award listed in the table.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company’s common stock that had not been exercised and remained outstanding as of December 31, 2007, (ii) each award of restricted stock and restricted stock units that had not vested and remained outstanding as of December 31, 2007, and (iii) each award of performance-based restricted stock units that had not vested and remained outstanding as of December 31, 2007. All of the information reflects the equitable adjustments to the number and type of shares and the exercise price that occurred in connection with the spin off:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
		Exercisable	Unexercisable
Michael Koehler	10/24/2007					3,471	95,140	10,329	283,118
	10/1/2007		228,386	27.98	9/30/2017			80,415	2,204,175
	3/1/2007		36,776	24.87	2/28/2017			22,139	606,829
	2/13/2006	9,679	29,043	20.84	2/12/2016
	10/25/2005					44,684	1,224,788
	7/1/2005					9,276	254,255
	3/1/2005	14,515	14,516	21.01	2/28/2015	3,226	88,425
	3/1/2004	18,552		12.21	2/28/2014
	8/4/2003	10,515		7.37	8/3/2013
	1/1/1996					5,963	163,446
Stephen Scheppmann	10/1/2007		81,203	27.98	9/30/2017	10,722	293,890	10,722	293,890
Robert Young	10/24/2007					397	10,882	1,181	32,371
	10/1/2007		15,226	27.98	9/30/2017			5,361	146,945
	3/1/2007		3,677	24.87	2/28/2017			2,216	60,741
	2/13/2006	1,106	3,318	20.84	2/12/2016
	12/5/2005					9,276	254,255
	3/1/2005	3,106	3,110	21.01	2/28/2015	252	6,907
	3/1/2004	10,389		12.21	2/28/2014
	8/4/2003	8,348		7.37	8/3/2013
	2/3/2003	8,348		5.22	2/2/2013
	7/29/2002	8,348		6.86	7/28/2012
	1/24/2002	8,348		11.11	1/23/2012
Bruce Langos	10/24/2007					4,158	113,971	12,371	339,089
	10/1/2007		22,839	27.98	9/30/2017			8,041	220,404
	3/1/2007		34,325	24.87	2/28/2017			20,663	566,373
	9/6/2006	3,423	10,272	18.42	9/5/2016
	5/29/2006	5,864	17,597	21.39	5/28/2016
	2/13/2006	2,303	6,917	20.84	2/12/2016
	12/5/2005					9,276	254,255
	3/1/2005	3,884	3,885	21.01	2/28/2015	330	9,045
	3/1/2004	13,172		12.21	2/28/2014
	8/4/2003	5,565		7.37	8/3/2013
	2/3/2003	2,782		5.22	2/2/2013
	7/29/2002	2,782		6.86	7/28/2012
	1/24/2002	5,565		11.11	1/23/2012
	1/3/2000					6,171	169,147
Daniel Harrington	10/24/2007					1,102	30,206	3,279	89,877
	10/1/2007		25,376	27.98	9/30/2017			8,935	244,908
	3/1/2007		9,806	24.87	2/28/2017			5,903	161,801
	1/1/2007					9,276	254,255
	11/1/2006	6,183	12,369	22.31	10/31/2016	12,987	355,974
	2/13/2006	3,071	9,221	20.84	2/12/2016
	12/13/2005					5,566	152,564
	3/1/2005	5,748	5,750	21.01	2/28/2015	933	25,574
	1/3/2005					9,276	254,255
	3/1/2004	6,805		12.21	2/28/2014
	8/4/2003	4,330		7.37	8/3/2013
	1/3/2000					7,777	213,168

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
		Exercisable	Unexercisable
Robert Fair	10/24/2007					1,102	30,206	3,279	89,877
	10/1/2007		25,376	27.98	9/30/2017			8,935	244,908
	3/1/2007		9,806	24.87	2/28/2017			5,903	161,801
	11/1/2006	6,184	12,368	22.31	10/31/2016	12,987	355,974
	2/13/2006	3,071	9,221	20.84	2/12/2016
	12/5/2005					15,770	432,256
	6/21/2005					1,855	50,846
	3/1/2005	5,748	5,750	21.01	2/28/2015	933	25,574
	3/1/2004	22,263		12.21	2/28/2014
	8/4/2003	11,131		7.37	8/3/2013
	2/3/2003	11,131		5.22	2/2/2013
	7/29/2002	13,914		6.86	7/28/2012
	1/24/2002	13,914		11.11	1/23/2012
	1/26/2001	29,684		11.99	1/25/2011

(1)	This column shows the number of common shares underlying outstanding stock options for Teradata stock that have vested as of December 31, 2007.

(2)	This column shows the number of common shares underlying outstanding stock options for Teradata stock that have not vested as of December 31, 2007. The remaining vesting dates and vesting percentage for the current remaining shares outstanding for each stock option are as follows:

Grant Date	Vesting Date	Percent Vesting
03/01/2005	03/01/2008	50%
	03/01/2009	50%
02/13/2006	02/13/2008	33 1/3%
	02/13/2009	33 1/3%
	02/13/2010	33 1/3%
05/29/2006	05/29/2008	33 1/3%
	05/29/2009	33 1/3%
	05/29/2010	33 1/3%
09/06/2006	09/06/2008	33 1/3%
	09/06/2009	33 1/3%
	09/06/2010	33 1/3%
11/01/2006	11/01/2008	50%
	11/01/2009	50%
03/01/2007	03/01/2008	25%
	03/01/2009	25%
	03/01/2010	25%
	03/01/2011	25%
10/01/2007	10/01/2008	25%
	10/01/2009	25%
	10/01/2010	25%
	10/01/2011	25%

(3)	This column shows the exercise price for each stock option reported in the table, which equals the fair market value per share of the underlying option shares on the date of grant.

(4)	This column shows the aggregate number of restricted shares and restricted stock units for each Named Executive Officer outstanding as of December 31, 2007. The remaining vesting dates and vesting percentage for the current remaining shares outstanding for each award are as follows:

Grant Date	Vesting Date	Percent Vesting
01/01/1996	01/13/2015	100%
01/03/2000	08/14/2008	50%
	04/30/2018	50%
01/03/2005	01/03/2008	100%
03/01/2005	03/01/2008	50%
	03/01/2009	50%

Grant Date	Vesting Date	Percent Vesting
06/21/2005	06/21/2008	100%
07/01/2005	07/01/2008	100%
10/25/2005	10/25/2008	100%
12/05/2005	12/05/2008	100%
12/13/2005	12/13/2008	100%
05/29/2006	05/29/2009	100%
09/06/2006	09/06/2009	100%
11/01/2006	11/01/2008	50%
	11/01/2009	50%
01/01/2007	01/01/2010	100%
03/01/2007	03/01/2010	100%
10/01/2007	10/01/2010	100%
10/24/2007	12/31/2008	100%
10/24/2007	02/13/2009	100%

(5)	This column shows the number of shares of common stock covered by the restricted stock awards valued using a price of $27.41 per share (the closing market price of the Company’s common stock on December 31, 2007).

(6)	This column shows the aggregate number of shares of Teradata that each Named Executive Officer can earn under the performance-based restricted stock unit awards outstanding as of December 31, 2007, assuming target performance for awards granted on 10/1/2007 and 150% of target for all other awards. The corresponding performance periods for each award are as follows:

Grant Date	Performance Period
10/24/2007	10/01/2007 to 12/31/2008
10/01/2007	To be determined
03/01/2007	10/01/2007 to 12/31/2009

(7)	This column shows the aggregate dollar value of the performance-based restricted shares listed in column titled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested”, using the closing stock price on December 31, 2007 of $27.41 per share.

2007 Option Exercises and Stock Vested

The following table sets forth information for each Named Executive Officer with respect to (i) the exercise of stock options during 2007, (ii) the vesting of restricted stock awards during 2007, and (iii) the vesting of performance-based restricted shares during 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)
Michael Koehler			56,854	1,648,583
Stephen Scheppmann	0	0	0	0
Robert Young	27,000	698,784	1,413	44,149
Bruce Langos			12,676	364,282
Daniel Harrington			19,540	544,614
Robert Fair	13,000	350,675	10,264	295183

(1)	Messrs. Young and Fair received shares of NCR stock upon exercise.
(2)	This column includes NCR shares that were acquired on vesting as follows: Mr. Koehler (1,869), Mr. Young (236), Mr. Langos (339), Mr. Harrington (501), and Mr. Fair (501). The column also reflects the 2/3 portion of the adjusted 2006 performance-based restricted share awards that were paid at target in shares of Teradata stock in connection with the spin off as follows: Mr. Koehler (10,301), Mr. Young (1,177), Mr. Langos (12,337), Mr. Harrington (3,270), and Mr. Fair (3,270). In addition, Mr. Koehler had a restricted stock award that vested in 44,684 shares of Teradata stock in October 2007.

2007 Pension Benefits Table

NCR maintains several pension plans that provide benefits for certain of our Named Executive Officers. Effective December 31, 2006, these plans were frozen for all U.S. participants including the Named Executive Officers. In connection with the spin off, all liabilities for the accrued benefits under the frozen U.S. NCR retirement plans for our Named Executive Officers were retained by NCR. The actuarial present values of the accumulated pension benefits of our Named Executive Officers are reported in the following table.

Name	Plan Name	Number of Years Credited Service(#)(1)	Present Value of Accumulated Benefit($)(1)
Michael Koehler	NCR Pension Plan Officer Plan Excess Plan	31.3 12.2 31.3	509,272 419,592 323,148
Stephen Scheppmann (2)	N/A
Robert Young	NCR Pension Plan Excess Plan	28.0 28.0	630,103 43,933
Bruce Langos	NCR Pension Plan Excess Plan	30.4 30.4	335,857 45,746
Daniel Harrington	NCR Pension Plan Excess Plan	21.4 21.4	256,086 105,409
Robert Fair	NCR Pension Plan Excess Plan	22.6 22.6	267,880 82,238

(1)	The number of years of credited service and the present value of accumulated benefit are calculated as of September 30, 2007. The present value of accumulated benefits was prepared based on the same assumptions used in the NCR Annual Report for the year ended December 31, 2007, including a 6.25% discount rate, the RP2000WC, Projected to 2007 Mortality Table, and a retirement age of 62. Pursuant to the terms of the Officer Plan, Mr. Koehler has been credited with fewer years of service under the Officer Plan than his years of service with NCR because he did not become eligible for Officer Plan participation until the attainment of executive status.
(2)	Mr. Scheppmann is not a participant in any of NCR’s pension plans because all of the U.S. plans were closed to new participants prior to his employment date.

Pension Benefits

Messrs. Koehler, Young, Langos, Harrington and Fair are all participants in NCR’s pension plans. Mr. Scheppmann joined Teradata prior to the spin off, but after NCR discontinued its pension plans in the United States, and, therefore, is not eligible for any pension benefits at NCR.

NCR Pension Plan

The NCR Pension Plan is a non-contributory, qualified pension plan that previously covered all NCR employees based in the United States. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit, each of which vests after the earlier of five years of service or attaining age 65. The full monthly pension benefit may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit.

The monthly pension benefit is computed by multiplying the following three items: (i) the participant’s years of service with NCR, (ii) a factor between 1.3% and 1.7%, depending on the participant’s total years of service, and (iii) the participant’s modified average pay. Modified average pay is the average annual base pay and bonus received during a participant’s career, with an adjustment to pay for earlier years when earnings typically were less. The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan allocates to a participant’s account each month 1 1/2% (3% in the case of employees hired on and after June 1, 2002) of the participant’s compensation for such month, and also provides monthly interest credits on the participant’s account balance. These interest credits will continue despite the plan being frozen, as long as the participant remains an employee of NCR.

NCR Nonqualified Excess Plan

NCR also maintains the NCR Nonqualified Excess Plan (the “Excess Plan”), which pays the additional pension benefits that would be paid under the NCR Pension Plan if certain federal limits on the amount of pay that may be considered under the NCR Pension Plan were not in effect. Benefits are calculated in the same way as under the NCR Pension Plan, and vesting provisions are the same. Messrs. Koehler, Langos, Harrington and Fair each participate in the Excess Plan.

Supplemental Retirement Plans

NCR also maintains a supplemental retirement plan for senior managers called the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. Mr. Koehler participates in the Officer Plan.

The Officer Plan pays monthly benefits in an amount equal to 2.5% of career average monthly pay for service after becoming a plan participant and vests after the earlier of five years of service or attaining age 65. The full monthly pension benefit may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment.

DIRECTOR COMPENSATION

Pursuant to authority granted to it by NCR’s Board of Directors, the NCR Committee on Directors and Governance (the “NCR Directors Committee”) adopted the Teradata Director Compensation Program on April 24, 2007. The Teradata Committee on Directors and Governance approved and ratified this program in September 2007 prior to the spin off. The Teradata Director Compensation Program provides for the payment of annual retainers, annual equity grants and initial equity grants to non-employee members of Teradata’s Board of Directors.

Annual Retainer

Under the Director Compensation Program, each non-employee member of Teradata’s board receives an annual retainer of $75,000. The Chairman of the Board (Mr. Ringler) receives an additional retainer of $165,000, and each director serving on the Audit Committee receives an additional retainer of $5,000. The Chair of the Committee on Directors and Governance receives an additional retainer of $9,000, and the Chairs of the Audit Committee and Compensation and Human Resource Committee each receive an additional retainer of $12,000.

Prior to January 1 of each year, a director may elect to receive all or a portion of his or her annual retainer in Teradata common stock instead of cash. In addition, a director may elect to defer receipt of shares of common stock payable in lieu of cash. Payments for deferred stock may be made only in shares of Teradata common stock.

Initial Equity Grant

The Director Compensation Program provides that upon initial election to the board, each non-employee director will receive a grant of restricted stock units. A director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock units. The restricted stock units vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in Teradata common stock.

Mr. Kepler was the only director to receive an initial equity grant during 2007 in connection with his appointment to the board. In this regard, effective on November 1, 2007, Mr. Kepler received an initial equity grant of restricted stock units, with each unit corresponding to a single share of Teradata common stock, such that the total dollar value of the grant was equal to $75,000. Mr. Kepler elected to defer receipt of the shares until five years from the date of grant.

Annual Equity Grant

The Director Compensation Program also provides that on the date of each annual meeting of Teradata’s stockholders each non-employee director will be granted restricted stock units and options to purchase a number of shares of Teradata common stock in an amount determined by the Committee on Directors and Governance. Any restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options that are granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock payable when such restricted stock units vest.

No annual equity grants were made in 2007. However, Mr. Kepler received a mid-year equity grant at the time of his appointment to the board with a value of $62,500, half of which was awarded in restricted stock units and half in stock options.

2007 Director Compensation Table

Some members of the Company’s Board of Directors served as directors of the Company prior to its spin off from NCR (from September 6 to September 30, 2007). However, none of these directors received compensation for his services as a director of the Company until after the spin off. Therefore, the following table provides information on compensation paid to our non-employee directors only for services performed for Teradata for the period from October 1, 2007 through December 31, 2007.

Name	Annual Retainers Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Total ($)
James Ringler, Chairman	63,000	8,943		346	72,289
Edward P. Boykin		28,110	(2a)	346	28,456
Victor Lund	23,000	8,943		346	32,289
C.K. Prahalad		28,943	(2b)	346	29,289
William Stavropoulos	21,000	8,943		346	30,289
David E. Kepler		39,578	(2c)	5,416	44,994

(1)	Represents the cash annual retainer earned for the period October 1, 2007 through December 31, 2007. Messrs. Boykin and Kepler elected to receive their cash retainer in the form of deferred shares payable as described in footnote 2 below. Mr. Prahalad elected to receive his cash retainer in the form of current shares. These deferred and current shares are reported in the Stock Awards column.

(2)	This column shows the aggregate dollar amount recognized for financial statement reporting purposes for 2007 with respect to outstanding restricted stock unit awards, and the value of current or deferred shares (also referred to as “phantom shares”) paid in lieu of cash retainers. The aggregate dollar amount was determined in accordance with FAS 123R; however, the calculations disregard the estimate of forfeitures related to service-based vesting conditions. See note 7 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report for an explanation of the assumptions made by the Company in the valuation of these awards.

(a) With respect to Mr. Boykin, the amount includes the value of 700 phantom shares received in lieu of cash payment of his annual retainer. The grant date fair value of the phantom shares paid in lieu of retainer to Mr. Boykin in 2007 is $19,167.

(b) With respect to Mr. Prahalad, the amount includes the value of 730 shares received in lieu of cash payment of his annual retainer. The grant date fair value of the current shares paid in lieu of retainer to Mr. Prahalad in 2007 is $20,000.

(c) With respect to Mr. Kepler, the amount reflects the dollar amount recognized for financial statement reporting purposes in 2007 in connection with his initial grant of restricted stock units on November 1, 2007. The grant date fair value of the restricted stock unit awards granted to Mr. Kepler in 2007 is $104,980. The amount also includes the value of 487 phantom shares received in 2007 in lieu of cash payment for his annual retainer. The grant date fair value of these phantom shares is $13,333.

Each non-employee director, with the exception of Mr. Kepler, had 653 Teradata restricted stock units unvested and outstanding as of December 31, 2007, as adjusted in the spin off. Mr. Kepler had 3,794 Teradata restricted stock units unvested and outstanding as of December 31, 2007.

(3)	This column shows the aggregate dollar amount recognized for financial statement reporting purposes for 2007 with respect to outstanding stock options, and includes amounts attributable to awards granted by NCR in 2007 and in prior years. The aggregate dollar amount was determined in accordance with FAS 123R; however, the calculations disregard the estimate of forfeitures related to service-based vesting conditions. See note 7 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report for an explanation of the assumptions made by the Company in the valuation of these awards.

The Teradata option awards outstanding as of December 31, 2007 for each of the non-employee directors, as adjusted for the spin off, are as follows: Mr. Ringler, 71,586; Mr. Boykin, 42,976; Mr. Lund, 30,976; Mr. Prahalad, 81,022; Mr. Stavropoulos, 68,976; and Mr. Kepler, 3,169. With the exception of Mr. Kepler who received his stock options after the spin off as part of his initial equity grant, these awards included options to acquire NCR stock. In connection with the spin off, the awards (other than those granted to Mr. Kepler) were converted into awards to purchase an equal number of shares of NCR and Teradata stock, and the exercise price of the Teradata options was adjusted to preserve the intrinsic value of the award. The grant date fair value of Mr. Kepler’s option award was $30,874.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Background

Teradata has entered into certain agreements and maintains certain plans and arrangements that require it to pay or provide compensation and benefits to each of the Named Executive Officers in the event of certain terminations of employment or a change in control. The estimated amount payable or provided to each Named Executive Officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2007, along with other material assumptions noted below. The actual amounts that would be paid to a Named Executive Officer upon termination or a change in control can only be determined at the time the actual triggering event occurs.

The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a Named Executive Officer has earned prior to the applicable triggering event, such as equity awards that had previously vested in accordance with their terms, or vested benefits otherwise payable under the retirement plans and programs. As a result, it does not provide information on the payout of the 2007 annual incentive, as this award was earned as of December 31, 2007 in accordance with its terms, regardless of whether the executive terminated employment or a change in control occurred on that date. Please refer to the Outstanding Equity Awards at Fiscal Year-End table for a complete summary of each Named Executive Officer’s vested equity awards and the Pension Benefits table for a complete summary of each Named Executive Officer’s vested retirement benefit. Please see the Summary Compensation Table for the annual incentive earned by our Named Executive Officers in 2007.

Treatment of Equity Awards

Under the Stock Incentive Plan, equity awards may have different vesting treatments based on a change in employment status or a change in control. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision for at least a twelve-month period, as well as a confidentiality provision.

Situation	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock Units	Stock Options

Death and Long-term Disability (“LTD”)	Awards vest in full upon the date of death or LTD	A pro-rata portion of the stock, calculated as of the date of death or long-term disability, will continue to vest and payout at the end of the performance period based on actual results	Awards vest in full upon the date of death or LTD. They remain exercisable for the one-year period following the date of death if the death occurs prior to age 55 or the earlier of the actual expiration or three years if after age 55. Awards granted prior to 2006 remain exercisable for the remainder of the ten-year term.

Retirement	A pro-rata portion will become fully vested as of date of retirement (but awards granted prior to 2006 will be forfeited)	A pro-rata portion of the stock, calculated as of the date of retirement will continue to vest and payout at the end of the performance period based on actual results	For awards granted in 2006 and later, unvested awards are forfeited. Vested awards expire the earlier of three years following retirement date or the expiration date. For awards granted prior to 2006, vesting is accelerated upon retirement and awards remain exercisable for the remainder of the ten-year term.

Termination due to Reduction in Force (“RIF”)	A pro-rata portion will become fully vested as of date of RIF (but awards granted prior to 2006 will be forfeited)	A pro-rata portion of the stock, calculated as of the date of RIF, will continue to vest and payout at the end of the performance period based on actual results	Unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date.

Situation	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock Units	Stock Options

Voluntary Resignation	Award is forfeited	Award is forfeited	Unvested awards are forfeited. Vested awards expire the earlier of the 59th day after termination or the expiration date.

Involuntary Termination for Cause	Award is forfeited	Award is forfeited	Award is forfeited. For awards granted prior to 2006, unvested awards are forfeited. Vested awards expire the earlier of one day prior to 60 days post termination or the expiration date.

Change in Control (“CIC”)	If the award is not assumed by the surviving entity, then vesting accelerates upon the CIC. If the award is assumed, then vesting accelerates if the executive’s employment is terminated without “cause,” or the executive terminates his employment for “good reason,” within 24 months after the CIC. Awards granted prior to 2006 will be forfeited.

Prior to First Anniversary. If the CIC occurs on or prior to the first anniversary of the date of grant and the award is not assumed, then the award will vest at target, without pro-ration. But if the award is assumed, then the award will vest at target at the end of the performance period, provided that the executive remains employed through that date (or his earlier termination without “cause” or for “good reason” within 24 months after the CIC).

After First Anniversary. If the CIC occurs after the first anniversary of the date of grant and the award is not assumed, then the award will vest based on actual performance through the end of the calendar year immediately preceding the change in control, without pro-ration. But if the award is assumed, then the award will vest based on actual performance at the end of the performance period, provided that the executive remains employed through that date (or his earlier termination without “cause” or for “good reason” within 24 months after the CIC).

If the option is not assumed by the surviving entity, then vesting accelerates upon the CIC. If the option is assumed, then vesting accelerates if the executive’s employment is terminated without “cause”, or the executive terminates his employment for “good reason”, within 24 months after the CIC. Awards granted prior to 2006 vest in full.

For purposes of the above, the terms “good reason” and “change in control” have the meanings provided under the Change in Control Severance Plan described below. The term “cause” generally means (i) conviction of a felony, (ii) dishonesty in the course of fulfilling the executive’s duties, (iii) failure to perform substantially the executive’s duties in any material respect, or (iv) a material violation of the Company’s ethics and compliance program. The term “retirement” generally means termination with Teradata and its affiliates on or after age 55.

Offer Letter with Mr. Koehler

Under his offer letter, in the event that, prior to a change in control, Mr. Koehler’s employment is terminated by Teradata without “cause” or by Mr. Koehler for “good reason,” Mr. Koehler will be entitled to receive a severance payment equal to 1.5 times his annual base salary and target bonus, a prorated bonus based on actual achievement for the year of termination and continued medical benefits for 18 months, subject to his execution and non-revocation of a release. The terms “cause” and “good reason” have the meanings provided in the Change in Control Severance Plan described below.

Change in Control Severance Plan

Each Named Executive Officer, participates in the Teradata Change in Control Severance Plan. Under this plan, if the executive’s employment is terminated by us other than for “cause”, death or disability or if the executive resigns for “good reason,” within two years after a “change in control,” then Teradata or its successor will be obligated to pay or provide the following benefits:

•

A lump sum payment equal to 3.0 times for Mr. Koehler, and 2.0 times for the other Named Executive Officers, of the executive’s annual base salary and annual incentive. For this purpose, annual incentive generally means the average annual incentive earned for the prior three years.

•	A lump sum payment equal to a pro rata portion of the average annual incentive earned for the prior three years.

•	Continued medical, dental and life insurance coverage for three years for Mr. Koehler and two years for the other Named Executive Officers.

•	Continued outplacement and financial counseling services, if such services are offered at such time, for one year.

•

A “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to a Named Executive Officer, whether pursuant to the Change in Control Severance Plan or otherwise, would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive exceeds 110% of the maximum amount that may be paid under Section 280G of the Internal Revenue Code without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the 110% threshold, the executive’s payments will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

The plan provides that upon termination of employment, each participant is prohibited from soliciting employees of Teradata for a one-year period and is subject to confidentiality restrictions. Moreover, each participant is required to sign a release of all claims against Teradata prior to receiving severance benefits under the plan.

For purposes of the plan, the term “cause” generally means the willful and continued failure to perform assigned duties or the willful engaging in illegal or gross misconduct that materially injures the company. The term “good reason” generally means (i) a reduction in duties or reporting requirements, (ii) a reduction in base salary, (iii) failure to pay incentive compensation when due, (iv) a reduction in target or maximum incentive opportunities, (v) a failure to continue the equity award or other employee benefit programs, (vi) a relocation of an executive’s office by more than 40 miles (provided that it also increases his commute by more than 20 miles), or (vii) failure to require a successor to assume the plan.

The term “change in control” generally means any of the following: (i) an acquisition of 30% or more of Teradata’s stock; (ii) a change in the membership of Teradata’s Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of substantially all of Teradata’s assets in which any one of the following is true: Teradata’s old stockholders do not hold at least 50% of the combined enterprise; there is a 30%-or-more stockholder of the combined enterprise (other than as a result of conversion of the stockholder’s pre-combination interest in Teradata); or the members of Teradata’s Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) stockholder approval of a complete liquidation of Teradata.

Death or Disability

Based on the above, Teradata would have provided each Named Executive Officer or his beneficiary with the following estimated payments or benefits had he died or become disabled on December 31, 2007.

Executive	Life Insurance ($) (1)	Disability Payments ($) (2)	Stock Options ($) (3)	Restricted Stock & Performance- Based Shares ($) (3)	Total ($)
Michael Koehler	1,200,000	674,095	377,126	2,033,870	4,285,091
Stephen Scheppmann	798,600	502,603	—	352,668	1,653,871
Robert Young	1,874,600	421,636	51,043	303,598	2,650,877
Bruce Langos	2,500,000	540,000	355,773	749,837	4,145,610
Daniel Harrington	1,874,600	512,302	185,371	1,104,080	3,676,353
Robert Fair	1,071,000	512,302	185,366	967,194	2,735,862

(1)	Proceeds would be payable by a third-party insurer. Benefits provided to Named Executive Officers upon death depend on the individual level of benefits chosen by the Named Executive Officer during the annual benefits enrollment process. The Named Executive Officers receive the same company-provided life insurance coverage as is offered to all Teradata employees. The coverage is 200% of base salary for life insurance. Each employee has the option of choosing a higher level of coverage at his or her own expense. Messrs. Scheppmann and Langos each opted for core coverage for 2007, while Messrs. Koehler, Young, Harrington, and Fair opted for higher coverage.

(2)	Benefits provided to Named Executive Officers upon disability depend on the individual level of benefits chosen by the Named Executive Officer during the annual benefits enrollment process. The Named Executive Officers receive the same short-term and long-term disability coverage as is offered to all Teradata employees. The core coverage is (i) for short-term disability, 100% of base salary for two to eighteen weeks depending on years of service and 66 2/3% of base salary for the remainder of a 26-week period, and (ii) for long-term disability, 50% of base salary (up to a maximum monthly payment of $15,000) for the duration of an employee’s long-term disability. Each employee has the option of choosing a higher level of coverage at his or her own expense. Messrs. Koehler, Scheppmann and Fair each opted for core coverage for 2007, while Messrs. Harrington, Langos and Young opted for higher coverage. The payments above assume maximum payout based on each Named Executive Officers’ coverage elections for 26 weeks of short-term disability plus two years of long-term disability.

(3)	Equity valuations are based on a closing price of Teradata stock on December 31, 2007 of $27.41. Valuations of the performance-based equity awards are based on assumed performance at the target level.

Retirement

Based on the above, Teradata would have provided each Named Executive Officer with the following estimated payments if he had retired from the Company or its affiliates on December 31, 2007.

Executive	Restricted Stock & Performance- Based Shares ($) (1)	Total ($)
Michael Koehler	391,649	391,649
Stephen Scheppmann	83,269	83,269
Robert Young	33,886	33,886
Bruce Langos	227,841	227,841
Daniel Harrington	336,605	336,605
Robert Fair	251,858	251,858

(1)	Equity valuations are based on a closing price of Teradata stock on December 31, 2007 of $27.41. Valuations of the performance-based equity awards are based on assumed performance at the target level.

Reduction-in-Force Severance; Termination without Cause or Termination for Good Reason

Based on the above, each Named Executive Officer would have been entitled to the following estimated payments and benefits from Teradata if, on December 31, 2007, the Company terminated the executive’s employment without “cause” (or in connection with a reduction-in-force) or the executive terminated his employment for “good reason,” in each case either prior to, or more than two years after, a change in control.

Executive	Cash ($) (1)	Restricted Stock & Performance- Based Shares ($) (2)	Welfare Benefits ($)	Out- placement Counseling ($)	Total ($)
Michael Koehler	2,100,000	391,649	$7,029	10,000	2,518,678
Stephen Scheppmann	0	83,269	—	10,000	93,269
Robert Young	0	33,886	—	10,000	43,886
Bruce Langos	0	227,841	—	10,000	237,841
Daniel Harrington	0	336,605	—	10,000	346,605
Robert Fair	0	251,858	—	10,000	261,858

(1)	The cash severance payment would be payable to Mr. Koehler under the terms of his offer letter.

(2)	Equity valuations are based on a closing price of Teradata stock on December 31, 2007 of $27.41. Equity awards vest only on a reduction-in-force, and not for termination without cause or for good reason.

Change in Control (without a Termination of Employment)

Based on the above, each Named Executive Officer would have been entitled to the following estimated payments and benefits from Teradata or its successor in the event that a “change in control” occurred on December 31, 2007.

Executive	Stock Options ($) (1)	Restricted Stock & Performance- Based Shares ($)(1)	Total ($)
Michael Koehler	377,126	2,892,605	3,269,731
Stephen Scheppmann	—	587,780	587,780
Robert Young	51,043	219,883	270,926
Bruce Langos	355,773	937,998	1,293,771
Daniel Harrington	185,371	1,053,120	1,238,491
Robert Fair	185,366	798,864	984,230

(1)	Equity valuations are based on the following assumptions: (i) a closing price of Teradata stock on December 31, 2007 of $27.41, and (ii) the awards are not assumed in the corporate transaction (so they vest immediately prior to the change in control). Valuations of the performance-based equity awards are based on assumed performance at the target level.

Qualifying Termination within Two Years after a Change in Control

Based on the above, each Named Executive Officer would have been entitled to the following estimated payments and benefits from Teradata or its successor if a “change in control” occurred on December 31, 2007, and Teradata or its affiliates terminated the executive’s employment without “cause” or the executive terminated his employment for “good reason” immediately following such change in control. These benefits would be in addition to the payments and benefits described in the change in control table immediately above.

Executive	Cash ($)	Prorata Bonus ($)	Welfare Benefits ($)	Out- placement Counseling ($)	Excise Tax Gross-Up ($) (1)	Total ($)
Michael Koehler	4,200,000	700,000	34,058	10,000	3,154,180	8,098,238
Stephen Scheppmann	1,442,000	309,000	22,615	10,000	898,286	2,681,901
Robert Young	644,000	92,000	21,137	10,000	—	779,137
Bruce Langos	1,260,000	270,000	20,649	10,000	1,023,334	2,583,983
Daniel Harrington	1,260,000	270,000	21,611	10,000	—	1,561,611
Robert Fair	1,260,000	270,000	21,611	10,000	—	1,561,611

(1)	Section 280G of the Internal Revenue Code applies if there is a change in control of Teradata, compensation is paid to a Named Executive Officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount”, which equals his average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2002-2006 if the change in control occurs in 2007). If Section 280G applies, then the Named Executive Officer is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of his base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, Teradata is denied a federal income tax deduction for the excess parachute payments. The amounts in the Excise Tax Gross-Up column reflects a tax gross-up for the excise and related taxes, as required under the terms of the Change in Control Severance Plan described above. The amounts are merely estimates based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 40%, (ii) a discount rate of 4.61%, (iii) no amounts were allocated to the non-solicitation covenants contained in the plan, and (iv) all stock options were cashed out in the transaction.

RELATED PERSON TRANSACTIONS

Our Committee on Directors and Governance is responsible for reviewing and approving each related person transaction. In September 2007 the Board of Directors formalized in writing a Related Person Transactions Policy.

This policy provides for approval or ratification of each related person transaction in accordance with the procedures and policies discussed below (i) by the Company’s Committee on Directors and Governance or (ii) if the Committee on Directors and Governance determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board of Directors, by a majority vote of the disinterested members of the Board of Directors.

The policy provides for our General Counsel to advise the Chair of the Committee on Directors and Governance of any related person transaction of which the General Counsel becomes aware. The Committee on Directors and Governance is required to consider such related person transaction, unless the Committee on Directors and Governance determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the Board of Directors will consider the transaction. Except as set forth below, no related person transaction not approved in advance will be entered into by the Company unless the consummation of such transaction is expressly subject to ratification.

If the Company enters into a transaction that it subsequently determines is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter becomes a related person transaction, then in either such case the related person transaction must be presented to the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, for ratification. If the related person transaction is not ratified, then the Company is required to take all reasonable actions to attempt to terminate the Company’s participation in the transaction.

Factors that are reviewed by the Committee on Directors and Governance or the Board of Directors, as applicable, include: the size of the transaction and the amount payable to a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

There were no related party transactions that required consideration by the Committee on Directors and Governance in 2007.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the fees accrued or billed for professional audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the audit of the Company’s consolidated financial statements for fiscal year 2007, as well as the worldwide fees accrued or billed for other services rendered by PwC in 2007:

Service	2007
Audit Fees(1)	$1,317,000
Audit-Related Fees	$0
Tax Fees(2)	$110,000
All Other Fees	$0
Total Fees	$1,427,500
(1)	Includes fees related to the audit and review of the Company’s consolidated financial statements, as well as $7,500 of fees incurred in connection with the preparation of the Company’s registration statements on Form S-8 that were required to be filed with the SEC upon the spin off.
(2)	Includes tax fees relating to (i) tax and compliance consulting services relating to the Company’s filing of an advanced pricing agreement in an international jurisdiction, and (ii) international tax compliance services relating to the transaction of expatriate employees from one service provider to another.

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by the Company’s independent registered public accounting firm or its affiliates to Teradata or its consolidated subsidiaries (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and the Company’s independent registered public accounting firm to be provided during that year. The Audit Committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. These limitations included the following:

•

In no case should Teradata or its consolidated subsidiaries retain the Company’s independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of the Company’s independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•

The Audit Committee will not permit the exclusive retention of Teradata’s independent registered public accounting firm in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•

The Corporate Controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to Teradata or its consolidated subsidiaries.

•

Back-up documentation will be provided to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by the Company’s independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

Under the Pre-Approval Policy, the Audit Committee has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, non-audit, tax and all other non-audit services provided by PwC to the Company, and the fees charged for such services, will be actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for Teradata. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. In 2007, of those total amounts reported above, all activities were pre-approved by the Audit Committee, or the Audit Committee of the NCR Board of Directors as spin-off related costs, prior to commencement. Any fees pre-approved by the NCR Audit Committee prior to the spin off were ratified by the Audit Committee after its formation.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors, each of whom is independent as determined by the Board of Directors under the standards set forth in the board’s Corporate Governance Guidelines, which are based on the requirements of the listing standards of the NYSE and the applicable rules of the SEC. In accordance with NYSE and SEC rules, all members are “financially literate.” In addition, the Audit Committee Chair is an “audit committee financial expert” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter was approved by the Board of Directors in September 2007, and is available on the Company’s corporate governance website at http://www.teradata.com/t/page/172922/index.html.

In general, Teradata’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PwC, Teradata’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In the course of fulfilling its oversight responsibilities for the Company since the spin off from NCR, the Audit Committee has reviewed and discussed with Teradata management the Company’s audited financial statements for fiscal year 2007, as well quarterly earnings releases and quarterly reports on Form 10-Q, and, together with the board, has reviewed and discussed the Company’s annual report on Form 10-K and this proxy statement. In addition, as part of their oversight responsibility, the Audit Committee has reviewed and discussed with management the adequacy and effectiveness of the Company’s internal controls over financial reporting. PwC has also discussed with the Audit Committee significant matters regarding internal controls over financial reporting that have come to their attention during the course of its audit of the consolidated financial statements. The Audit Committee also discussed with Teradata’s senior management the process used for certifications by the Company’s Chief Executive and Chief Financial Officers for certain of the Company’s third quarter and year-end filings with the SEC, as well as the clarity and completeness of the Company’s financial disclosures. Further, the Audit Committee discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee also has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PwC its independence. In connection with its discussions concerning the independence of its independent registered public accounting firm, the Audit Committee adopted its annual policy requiring that the Audit Committee pre-approve all audit, audit-related, tax and other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to Teradata or its consolidated subsidiaries. The committee also reviewed its procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed Teradata’s critical accounting policies and alternative policies, if any, with management and the Company’s independent registered public accounting firm to determine that both are in agreement that the policies currently being used are appropriate.

The Audit Committee met in executive session at its regular meeting following the spin off with both PwC and the internal auditors. It also met privately on occasion with the Chief Financial Officer and Director of Internal Audit of the Company, each of whom has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Dated: February 28, 2008

The Audit Committee:

Victor L. Lund, Chair

David E. Kepler, Member

C.K. Prahalad, Member

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

(Item 2 on Proxy Card)

The Board’s Audit Committee, which is composed entirely of independent directors, appointed PwC as the Company’s independent registered public accounting firm for 2008 to audit Teradata’s consolidated financial statements. The Board has approved this appointment and, as a matter of good corporate governance, is asking you to ratify this appointment.

Based on its “Pre-Approval Policy” (as defined on page 58 of this proxy statement) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining PwC’s independence and concluded that it was.

PwC was the Company’s independent registered public accounting firm while it was part of NCR and following the spin off in 2007. The firm is considered a leader in providing audit services to the high-technology industry. The Board believes that PwC is well qualified to serve as Teradata’s independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where Teradata does business, and quality audit work in serving the Company. PwC rotates its audit partners assigned to audit Teradata at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PwC or its affiliates.

PwC representatives will be at the annual meeting to answer questions, and they may also make any statement they wish at the meeting.

The Board and Audit Committee recommend that you vote FOR this proposal. Approval of this proposal requires the affirmative vote of a majority of the voting power present (in person or by proxy) at the meeting. If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment, but may decide to maintain its appointment of PwC. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the proxy card will have authority to vote on such matters in their discretion.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies, at an estimated cost of $15,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with the SEC and the NYSE rules, Teradata will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of Teradata common stock.

Procedures for Stockholder Proposals and Nominations

Under Teradata’s Bylaws, nominations for directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of the date of the preceding year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (a) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (b) brought before the meeting by or at the direction of the Board, or (c) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the preceding year’s annual meeting. In order to include a proposal in the Company’s notice of meeting and proxy materials pursuant to SEC Rule 14a-8, you must comply with the requirements of that rule.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 1 of this proxy statement. A copy of the Company’s Bylaws is also available on our corporate governance website at http://www.teradata.com/t/page/172936/index.html.

Stockholder Proposals for 2009 Annual Meeting

To include a stockholder proposal in the Company’s 2009 notice of meeting and proxy materials pursuant to SEC Rule 14a-8, a stockholder must satisfy all applicable requirements of that rule, and the proposal must be received by Teradata’s Corporate Secretary at the address provided on page 1 of this proxy statement no later than November 18, 2008. To present any other proposal at the 2009 Annual Meeting, or to nominate a candidate for director election at the 2009 Annual Meeting, a stockholder must submit an advance written notice of such proposal and/or nomination (as applicable) to the Company that complies with certain requirements set forth in the Company’s Bylaws. Such advance written notice must be received by Teradata’s Corporate Secretary at the address provided on page 1 of this proxy statement no sooner than the close of business on December 29, 2008, and no later than the close of business on January 28, 2009.

The above notice and proxy statement are sent by order of the Board of Directors.

Laura Nyquist

General Counsel and Secretary

Dated:    March 3, 2008

TERADATA CORPORATION 2835 MIAMI VILLAGE DRIVE MIAMISBURG, OH 45342

Your Internet or telephone proxy authorizes the proxyholders to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Teradata Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by Teradata Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions at www.proxyvote.com to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TDCCP1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TERADATA CORPORATION

TERADATA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR”
PROPOSAL 2.
Vote On Directors

1.	Election of Directors	For Against Abstain	Vote On Proposal	For Against Abstain
Class I Nominees:

	1a. David E. Kepler	☐ ☐ ☐	2. Approval of the appointment of independent auditors for 2008	☐ ☐ ☐

	1b. William S. Stavropoulos	☐ ☐ ☐

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supercede and revoke this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

	Ratification of Appointment	For Against Abstain

Class II Nominee:

	1c. C. K. Prahalad	☐ ☐ ☐	This proxy card confers on the proxyholders discretionary authority with respect to matters not known or determined at the time of the mailing of the notice of 2008 Annual Meeting.

For address changes and/or comments, please check this box ☐ and write them on the back where indicated.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

Teradata’s Annual Meeting of Stockholders will be held at 8:00 a.m. on April 28, 2008 at Teradata’s Research and Development Office, 17095 Via Del Campo, Rancho Bernardo, California 92127. Please see your proxy statement for instructions should you wish to attend the meeting.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

TERADATA CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR TERADATA’S 2008 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Teradata Corporation, a Delaware corporation (“Teradata” or the “Company”), hereby appoints Michael Koehler, Stephen Scheppmann and Laura Nyquist, and each of them, proxies, with full power of substitution, to vote all shares of common stock of Teradata that the undersigned is entitled to vote at Teradata’s Annual Meeting of Stockholders to be held in Rancho Bernardo, California, on April 28, 2008, and at any postponement or adjournment thereof, in the manner indicated below and in such proxyholders’ sole discretion upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including to vote for the election of a substitute nominee for director as such proxhyholders may select in the event any nominee named on this proxy card is unable to serve. This proxy card also provides voting instructions to the trustee of the Teradata Corporation Savings Plan and to the trustees and administrators of other plans, with regard to shares of Teradata common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. By executing this proxy card, the undersigned acknowledges receipt from the Company of the notice of the 2008 Annual Meeting and accompanying proxy statement.

THE PROXYHOLDERS OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS PROXY CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS PROXY CARD, THE PROXYHOLDERS WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS. IF YOU ARE A TERADATA SAVINGS PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS PROXY CARD, THOSE SHARES WILL BE VOTED BY THE TRUSTEES OF SUCH PLANS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)